December 7, 2015 Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
TeleCommunication Systems, Inc.
at
$5.00 Net Per Share
by
Typhoon Acquisition Corp.
a wholly owned subsidiary of
Comtech Telecommunications Corp.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON TUESDAY, JANUARY 5, 2016, UNLESS THE OFFER IS EXTENDED.
Typhoon Acquisition Corp., a Maryland corporation (“Purchaser”) and a direct, wholly owned subsidiary of Comtech Telecommunications Corp., a Delaware corporation (“Comtech”), is offering to purchase all the issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Class A Shares”), and Class B common stock, par value $0.01 per share (the “Class B Shares”, together with the Class A Shares, the “Shares”), of TeleCommunication Systems, Inc., a Maryland corporation (“TCS”), at a price of  $5.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 22, 2015, among Purchaser, TCS and Comtech (the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into TCS and TCS will be the surviving corporation and a wholly owned subsidiary of Comtech (the “Merger”).
The TCS board of directors (the “TCS Board”), acting upon the unanimous recommendation of the special committee of independent, disinterested directors of TCS formed for the purpose of, among other things, evaluating and making a recommendation to the TCS Board with respect to the Merger Agreement and the transactions contemplated thereby, has, by unanimous vote of all of the directors, (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby are fair to and in the best interests of TCS and the stockholders of TCS, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby and (iii) resolved, upon the terms and subject to the conditions set forth in the Merger Agreement, to recommend that the stockholders of TCS accept the Offer and tender their Shares to Purchaser in the Offer.
The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as described in this Offer to Purchase), (ii) the expiration or termination of the waiting period (including any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any law or order by any governmental authority of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which TCS or any of its subsidiaries, or Comtech or any of its subsidiaries, engage in material business activities that would prohibit, declare unlawful, enjoin or otherwise prevent the consummation of the Offer or the Merger or any of the transactions contemplated by the Merger Agreement, (iv) two business days (or such fewer number of business days that remain between the end of the Marketing Period and March 22, 2016 ) having passed after completion of the Marketing Period (as described in the Offer to Purchase), and (v) other customary conditions as described in Section 13 — “Conditions of the Offer.” There is no financing condition to the Offer. A summary of the principal terms of the Offer appears on pages (i) through (v). You should read this entire document carefully before deciding whether to tender your Shares.

NOTICE OF OFFER AND MERGER UNDER SECTION 3-106.1 OF THE
MARYLAND GENERAL CORPORATION LAW
In accordance with Section 3-106.1(e) of the Maryland General Corporation Law (the “MGCL”), notice of the Offer and the Merger and the transactions contemplated thereby is hereby given by Purchaser (the “Notice”). The Articles of Merger, pursuant to which the Merger will become effective, will be filed with the State Department of Assessments and Taxation of Maryland not earlier than 30 days after the date of this Offer to Purchase.

The Information Agent for the Offer is:
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call Toll-Free: (888) 750-5834
Banks & Brokers May Call Collect: (212) 750-5833
IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser in the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer (or a facsimile thereof), which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by a transfer of Direct Registration Book-Entry Shares (as defined in this Offer to Purchase) or by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, in each case by the Expiration Date (as defined herein) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares.
If you desire to tender your Shares and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery by book-entry transfer, is at the election and sole risk of the tendering stockholder.
* * *
Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the “Information Agent” for the Offer at the telephone numbers and address set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Copies of these materials may also be found at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov.
We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, TCS has filed the Schedule 14D-9

(including exhibits) in accordance with the Exchange Act setting forth its recommendation and furnishing certain additional related information. The Schedule TO and the Schedule 14D-9, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning TCS” — “Available Information.”
No person has been authorized to give any information or make any representation on behalf of Purchaser or Comtech not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of Comtech, Purchaser, TCS, the Information Agent or the Depositary or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Comtech, Purchaser, TCS or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SUMMARY TERM SHEET
This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer (as defined below), the Merger (as defined below) and the related transactions. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to Purchaser (as defined below). Except as otherwise set forth herein, the information concerning TCS contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including TCS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other public sources.
Principal Terms
•
Typhoon Acquisition Corp. (“Purchaser”), a direct, wholly owned subsidiary of Comtech Telecommunications Corp. (“Comtech”), is offering to purchase all the issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Class A Shares”), and Class B common stock, par value $0.01 per share (the “Class B Shares”, together with the Class A Shares, the “Shares”), of TeleCommunication Systems, Inc. (“TCS”), at a price of  $5.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 22, 2015, among Purchaser, TCS and Comtech (the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into TCS and TCS will be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Comtech (the “Merger”).

•
The Offer is the first step in our plan to acquire all of the issued and outstanding Shares, as provided in the Merger Agreement. If the Offer results in our purchasing a majority of the total number of issued and outstanding Shares entitled to vote on the matter, we will acquire the remainder of the Shares in the Merger for an amount in cash, without interest and subject to applicable withholding taxes, equal to the Offer Price, pursuant to Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”). No dissenters’ or appraisal rights or rights of an objecting stockholder (under Section 3.201 et seq. of the MGCL or otherwise) will be available with respect to the Merger or the other transactions contemplated thereby. See Section 15 —  “Certain Legal Matters — Appraisal Rights.”

•
In accordance with Section 3.106.1(e) of the MGCL, notice of the Offer and the Merger and the transactions contemplated thereby is hereby given by Purchaser (the “Notice”). The Articles of Merger, pursuant to which the Merger will become effective, will be filed with the State Department of Assessments and Taxation of Maryland not earlier than 30 days after the date of this Offer to Purchase.

•
The Offer is only for Shares and not for options or shares subject to forfeiture or other restrictions. On the terms and subject to the conditions set forth in the Merger Agreement, any options to purchase Shares outstanding immediately prior to the effective time of the Merger (the “Effective Time”), by virtue of the Merger, will be cancelled and converted into the right to receive an amount in cash, if any, without interest and less the amount of any withholding taxes, equal to the product of  (i) the number of Shares underlying such option and (ii) an amount equal to (x) the Offer Price less (y) the per share exercise price of such option. In addition, on the terms and subject to the conditions set forth in the Merger Agreement, each Share that is subject to forfeiture or other restrictions outstanding immediately prior to the Effective Time, by virtue of the Merger, will be cancelled and converted into the right to receive an amount in cash, without interest and less the amount of any withholding taxes, equal to the product of  (i) the number of Shares underlying such restricted share and (ii) the Offer Price; provided that any payments in respect of such restricted shares to which a former holder thereof may be eligible to receive will be earned

i

subject to the same vesting schedule and other vesting terms and conditions which applied to such restricted shares prior to the Effective Time, and such payment shall become payable on the date or dates that such restricted shares would have become vested under the vesting schedule in place immediately prior to the Effective Time.
•
The initial offering period for the Offer will end at 12:00 midnight, New York City time, at the end of the day on Tuesday, January 5, 2016, unless we extend the Offer (such time and date at which the Offer will expire, the “Expiration Date”). We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the Offer.

•
Purchaser expressly reserves the right to make any changes in the terms or conditions to the Offer; provided, however, unless previously approved by TCS in writing, Comtech and Purchaser may not provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

•
Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3 — “Procedures for Tendering Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.”

•
We estimate that the total amount of funds necessary to purchase all issued and outstanding Shares and other equity-based interests of TCS pursuant to the Offer and the Merger will be approximately $339.7 million. The Offer is not conditioned upon any financing arrangements. Comtech intends to finance the acquisition of Shares in the Offer and Merger with a combination of cash on hand and a loan facility in the amount of up to $400.0 million. See Section 12 — “Source and Amount of Funds.”

TCS Board Recommendation
•
The TCS board of directors (the “TCS Board”), acting upon the unanimous recommendation of the special committee of independent, disinterested directors of TCS formed for the purpose of, among other things, evaluating and making a recommendation to the TCS Board with respect to the Merger Agreement and the transactions contemplated thereby (the “TCS Special Committee”), has, by unanimous vote of all of the directors, (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby are fair to and in the best interests of TCS and the stockholders of TCS, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby and (iii) resolved, upon the terms and subject to the conditions set forth in the Merger Agreement, to recommend that the stockholders of TCS accept the Offer and tender their Shares to Purchaser in the Offer.

•
Concurrently with the execution of the Merger Agreement, Comtech, Purchaser and each of Maurice B. Tosé, the Chairman, Chief Executive Officer and President of TCS, and Jon B. Kutler, a director of TCS, in their capacity as record and beneficial owners of Shares, as applicable, entered into Tender and Support Agreements (the “Tender and Support Agreements”). The outstanding Shares subject to the Tender and Support Agreements represented, as of December 4, 2015, approximately 12.8% of the total outstanding Shares. A summary of the terms of the Tender and Support Agreements are contained in Section 11 — “Tender and Support Agreements.”

Conditions
•
We are not obligated to purchase any tendered Shares unless, at the expiration of the Offer, there have been validly tendered in the Offer and not properly withdrawn that number of Shares (not including any Shares tendered pursuant to guaranteed delivery procedures unless and until such Shares are actually delivered in accordance with the terms of the Offer) which, together with any

Shares then owned by Comtech or Purchaser or their respective subsidiaries (if any), would represent a majority of the issued and outstanding Shares entitled to vote on the matter (including the Shares we currently expect will be tendered pursuant to the Tender and Support Agreements). See Section 13 — “Conditions of the Offer.” We refer to this condition as the “Minimum Condition.” As of the date of this Offer to Purchase, Comtech, Purchaser and their respective subsidiaries own no Shares.
•
We are not obligated to purchase any tendered Shares unless two business days (or such fewer number of business days that remain between the end of the Marketing Period and March 22, 2016 (the “End Date”)) shall have passed after completion of a 19 consecutive business day marketing period (subject to certain blackout periods described in the Merger Agreement), which will commence no earlier than January 4, 2016 (but shall commence on January 4, 2016 assuming that, as of such date, Comtech has received all required information from TCS and such information is compliant), throughout which Comtech must have received certain financial information relating to TCS (the “Marketing Period”). See Section 13 — “Conditions of the Offer.”

•
We also are not obligated to purchase any tendered Shares unless the applicable waiting period (including any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated. We refer to this condition as the “Antitrust Condition.” See Section 15 — “Certain Legal Matters.”

•
The Offer is also subject to a number of other important conditions, including, among others: (i) no governmental authority of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which TCS or any of its subsidiaries, or Comtech or any of its subsidiaries, engage in material business activities shall have enacted, entered, promulgated or enforced any order (whether temporary, preliminary or permanent) or law which is in effect that prohibits, declares unlawful, enjoins or otherwise prevents the consummation of the Offer or the Merger or any of the transactions contemplated by the Merger Agreement (the “Restraints Condition”); (ii) the representations and warranties of TCS set forth in the Merger Agreement being true and correct (as provided in the Merger Agreement), other than (subject to certain exceptions) such failures to be true and correct that would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on TCS, including the absence of any material adverse effect on TCS; (iii) TCS having performed or complied with, in all material respects all obligations required to be performed by or complied with by it under the Merger Agreement; and (iv) that the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”). Subject to applicable law, we can waive these conditions (other than the Minimum Condition, the Termination Condition, the Antitrust Condition and the Restraints Condition) without TCS’ consent. See Section 13 — “Conditions of the Offer.”

•
There is no financing condition to the Offer. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all issued and outstanding Shares solely for cash, (ii) the Offer is not subject to any financing condition, and (iii) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger.

Procedures for Tendering Shares
If you wish to accept the Offer and:
•
you are a record holder (i.e., a stock certificate or book entry has been issued to or entered for you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depository for the Offer (the “Depositary”). These materials must reach the Depositary before the Offer expires. You will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedures for Tendering Shares”;
•
you are a record holder, but your stock certificate or book entry is not available or you cannot deliver or transfer it to the Depositary before the Offer expires, you may be able to obtain three additional trading days to deliver or transfer your Shares by delivering the enclosed Notice of Guaranteed Delivery, properly completed and duly executed, to the Depositary before the Offer expires. See Section 3 — “Procedures for Tendering Shares” for more information; or

•
you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee (i.e., your Shares are held in “street name”), you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered. You should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees or commissions.

Withdrawal Rights
•
You have the right to, and can, withdraw any Shares that you have previously tendered at any time until the Offer has expired. See Sections 1 and 4 — “Terms of the Offer” and “Withdrawal Rights.”

•
To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal with the required information to the Depositary at a time when you have the right to withdraw your Shares. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

•
Once we accept your tendered Shares upon expiration of the Offer, you will no longer be able to withdraw them. See Sections 1 and 4 — “Terms of the Offer” and “Withdrawal Rights.”

Extension of the Offer
•
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not properly withdrawn. Purchaser will (and Comtech will cause Purchaser to): (i) extend the Offer for successive periods of up to 10 business days each (or such longer period of up to 20 business days per extension if Comtech desires and TCS consents in writing prior to such extension) if any Offer Conditions (other than the Minimum Condition) have not been satisfied or have not been waived (provided that the Offer does not expire more than three business days following the end of the Marketing Period and such condition or conditions are capable of being satisfied on or before the End Date); (ii) extend the Offer for successive periods of 10 business days each (or such longer period of up to 20 business days per extension if Comtech desires and TCS consents in writing prior to such extension) if all of the Offer Conditions (other than the Minimum Condition) have been satisfied or have been waived (provided that the Offer does not expire more than three business days following the end of the Marketing Period and Purchaser will not be required to extend the Offer pursuant to this clause on more than two occasions but may do so in its sole and absolute discretion); and (iii) extend the Offer for the minimum period or periods required by law or applicable rules, regulations, interpretations or positions of the SEC or its staff or The NASDAQ Global Market (the “NASDAQ”). There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See Section 4 — “Withdrawal Rights.”

Dividends and Other Distributions
•
Under the terms of the Merger Agreement, TCS is not permitted to declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities without the prior written consent of Comtech. See Section 14 — “Dividends and Other Distributions.

Recent TCS Trading Prices; Subsequent Trading
•
On November 20, 2015, the trading day before the execution of the Merger Agreement, the closing price of the Shares reported on the NASDAQ was $4.39 per Share.

•
The Offer Price of  $5.00 per Share represents a premium of approximately 13.9% to TCS’ closing stock price on November 20, 2015, the last trading day prior to execution of the Merger Agreement, a premium of 28.6% as compared to the volume-weighted average trading price over the 90 trading days prior to the announcement of the transaction on November 23, 2015 and a premium of 35.1% as compared to the last closing trading price one day after TCS’ July 6, 2015 announcement that the TCS Board had formed the TCS Special Committee to explore strategic alternatives to enhance stockholder value.

•
On December 4, 2015, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on the NASDAQ was $4.95 per Share.

•
Immediately following closing of the Merger, the Shares will no longer meet the requirements for continued listing on the NASDAQ because the only stockholder will be Purchaser. The NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger we intend to cause the Surviving Corporation to delist the Shares from the NASDAQ.

•
We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6 — “Price Range of Shares; Dividends.”

U.S. Federal Income Tax Treatment
•
If you are a “U.S. Holder” (as defined in Section 5 — “Material United States Federal Income Tax Consequences of the Offer and Merger”), your receipt of cash for Shares in the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the Offer or the Merger and (ii) your tax basis in the Shares you sell in the Offer or that are converted pursuant to the Merger. That gain or loss will be capital gain or loss if the Shares are capitals assets in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer and the Merger to you, including the tax consequences under state, local, foreign and other tax laws. See Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger.”

Further Information
•
For further information, you can call Innisfree M&A Incorporated, the Information Agent for the Offer, toll-free at (888) 750-5834 for stockholders or at (212) 750-5833 for banks and brokers. See the back cover page of this Offer to Purchase for additional contact information.

v

To All Holders of Shares of Common Stock of
TeleCommunication Systems, Inc.:
INTRODUCTION
Typhoon Acquisition Corp., a Maryland corporation (“Purchaser”) and a direct, wholly owned subsidiary of Comtech Telecommunications Corp., a Delaware corporation (“Comtech”), hereby offers to purchase all the issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Class A Shares”), and Class B common stock, par value $0.01 per share (the “Class B Shares”, together with the Class A Shares, the “Shares”), of TeleCommunication Systems, Inc., a Maryland corporation (“TCS”), at a price of  $5.00 per share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).
If your Shares are registered in your name and you tender directly to the Depositary (as defined below), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees or commissions. However, if you do not complete and sign the Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN, W-8BEN-E or other Form W-8, as applicable, you may be subject to a required federal income tax backup withholding of twenty-eight percent of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. In addition, payments made to holders of Class B Shares (“Class B Holders”) may be subject to “FIRPTA Withholding” (as explained below) of 10% of the gross proceeds payable to such holders. Class B Holders are urged to consult their own tax advisors as to the particular application of FIRPTA Withholding to their participation in the Offer or the Merger. See Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger.” Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, LLC (the “Depositary”) and Innisfree M&A Incorporated (the “Information Agent”).
Consummation of the Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as described in this Offer to Purchase), (ii) the expiration or termination of the waiting period (including any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (the “Antitrust Condition”), (iii) the absence of any law or order by any governmental authority of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which TCS or any of its subsidiaries, or Comtech or any of its subsidiaries, engage in material business activities that would prohibit, declare unlawful, enjoin or otherwise prevent the consummation of the Offer or the Merger or any of the transactions contemplated by the Merger Agreement (the “Restraints Condition”), (iv) two business days (or such fewer number of business days that remain between the end of the Marketing Period and March 22, 2016 (the “End Date”)) having passed after completion of the Marketing Period (as described in this Offer to Purchase), and (v) other customary conditions as described in Section 13 — “Conditions of the Offer” (collectively, the “Offer Conditions”). There is no financing condition to the Offer.
The Minimum Condition requires that, prior to the expiration of the Offer, there be validly tendered and not properly withdrawn that number of Shares (not including any Shares tendered pursuant to guaranteed delivery procedures unless and until such shares are actually delivered in accordance with the terms of the Offer) which, together with any Shares then owned by Comtech or Purchaser or their respective subsidiaries (if any), would represent a majority of the issued and outstanding Shares entitled to vote on the matter. According to TCS, as of December 3, 2015, there were an aggregate of 62,783,838 Shares outstanding and entitled to vote, consisting of  (i) 57,982,593 shares of Class A common stock (the “Class A Shares”) outstanding, including 722,442 Class A Shares subject to forfeiture and other restrictions, and (ii) 4,801,245 shares of Class B common stock (the “Class B Shares”, together with the Class A Shares, the “Shares”) outstanding. Accordingly, based on the number of outstanding Shares, and assuming that no options or unearned Class A shares subject to forfeiture and other restrictions as of December 3, 2015 are exercised or vest, as applicable, the Minimum Condition would be satisfied if at least

31,391,920 Shares are validly tendered in the Offer and not properly withdrawn (or at least 23,603,624 Class A Shares in addition to the 3,370,086 Class A Shares (which excludes Class A Shares subject to forfeiture or other restrictions, which will not be tendered in the Offer) and the 4,418,210 Class B Shares that we currently expect will be tendered pursuant to the Tender and Support Agreements (as defined below)). We occasionally refer to Shares accepted for purchase pursuant to the Offer as the “Accepted Shares.”
Purchaser and Comtech are not obligated to purchase any tendered Shares unless two business days (or such fewer number of business days that remain between the end of the Marketing Period and the End Date) shall have passed after completion of a 19 consecutive business day marketing period (subject to certain blackout periods described in the Merger Agreement), which will commence no earlier than January 4, 2016 (but shall commence on January 4, 2016 assuming that, as of such date, Comtech has received all required information from TCS and such information is compliant), throughout which Comtech must have received certain financial information relating to TCS (the “Marketing Period”). See Section 13 — “Conditions of the Offer.”
Purchaser and Comtech are not obligated to purchase any tendered Shares if the Merger Agreement is terminated in accordance with its terms (the “Termination Condition”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 22, 2015, among Purchaser, TCS and Comtech (the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into TCS and TCS will be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Comtech (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than any Shares owned immediately prior to the Effective Time by Comtech or Purchaser, or by any subsidiary of Comtech, Purchaser or TCS (the “Excluded Shares”) will by virtue of the Merger, and without any action by the holder thereof, be converted automatically into the right to receive from Purchaser an amount in cash, without interest and subject to applicable withholding taxes, equal to the Offer Price (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for TCS; Merger Agreement and Other Agreements.” Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger” describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger. We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares in connection with the Offer or the Merger.
The Offer is only for Shares and not for options or shares subject to forfeiture or other restrictions. On the terms and subject to the conditions set forth in the Merger Agreement, any options to purchase Shares outstanding immediately prior to the Effective Time, by virtue of the Merger, will be cancelled and converted into the right to receive an amount in cash, if any, without interest and less the amount of any withholding taxes, equal to the product of  (i) the number of Shares underlying such option and (ii) an amount equal to (x) the Offer Price less (y) the per share exercise price of such option. In addition, on the terms and subject to the conditions set forth in the Merger Agreement, each Share that is subject to forfeiture or other restrictions outstanding immediately prior to the Effective Time, by virtue of the Merger, will be cancelled and converted into the right to receive an amount in cash, without interest and less the amount of any withholding taxes, equal to the product of  (i) the number of Shares underlying such restricted share and (ii) the Offer Price; provided that any payments in respect of such restricted shares to which a former holder thereof may be eligible to receive will be earned subject to the same vesting schedule and other vesting terms and conditions which applied to such restricted shares prior to the Effective Time, and such payment shall become payable on the date or dates that such restricted shares would have become vested under the vesting schedule in place immediately prior to the Effective Time.
The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on Tuesday, January 5, 2016, unless the Offer is extended. See Sections 1, 13 and 15 — “Terms of the Offer,” “Conditions of the Offer” and “Certain Legal Matters.”
The TCS board of directors (the “TCS Board”), acting upon the unanimous recommendation of the special committee of independent, disinterested directors of TCS formed for the purpose of, among other things, evaluating and making a recommendation to the TCS Board with respect to the Merger Agreement and the transactions contemplated thereby (the “TCS Special Committee”), has, by unanimous vote of all of the directors, (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby are fair to and in the best interests of TCS and the stockholders of TCS, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby and (iii) resolved, upon the terms and subject to the conditions set forth in the Merger Agreement, to recommend that the stockholders of TCS accept the Offer and tender their Shares to Purchaser in the Offer.
For factors considered by the TCS Board, see TCS’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to TCS stockholders concurrently herewith.
If, following the acceptance for purchase of Shares by Purchaser pursuant to the Offer or otherwise, we own (or will own upon the purchase of the Accepted Shares) at least a majority of the total number of issued and outstanding Shares entitled to vote on the matter, we will be able to effect the Merger pursuant to Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”) without a vote of TCS’ stockholders.
No dissenters’ or appraisal rights or rights of an objecting stockholder (under Section 3.201 et seq. of the MGCL or otherwise) will be available with respect to the Merger or the other transactions contemplated thereby. See Section 15 — “Certain Legal Matters — Appraisal Rights.”
This Offer to Purchase and the related Letter of Transmittal, and the Schedule 14D-9, contain important information and each such document should be read carefully and in its entirety before you make any decision with respect to the Offer.
THE TENDER OFFER
1.
Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3 — “Procedures for Tendering Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, at the end of the day on Tuesday, January 5, 2016, unless Purchaser has extended the Offer, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.
The Offer is conditioned upon the satisfaction of the Minimum Condition, the Antitrust Condition and the other conditions described in Section 13 — “Conditions of the Offer.” Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.
We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, we have agreed in the Merger Agreement that we will not, without the prior written consent of TCS, (i) waive the Minimum Condition, the Termination Condition, the Antitrust Condition or the Restraints Condition, (ii) change the form of consideration payable in the Offer, (iii) decrease the Offer Price or change the number of Shares sought in the Offer, other than as required by the Merger Agreement, (iv) extend the expiration of the Offer, except as required or permitted by the Merger Agreement, (v) add any condition to the Offer other than those set forth in the Merger Agreement, (vi) amend or modify the Offer Conditions described in Section 13 — “Conditions of the Offer,” or (vii) modify, supplement or amend any other term or condition of the Offer in a manner adverse to the holders of Shares.
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not properly withdrawn. Purchaser will (and Comtech will cause Purchaser to): (i) extend the Offer for successive periods of up to 10 business days each (or such longer period of up to 20 business days per extension if Comtech desires and TCS consents in writing prior to such extension) if any Offer Conditions (other than the Minimum Condition) have not been satisfied or have not been waived (provided that the Offer does not expire more than three business days following the end of the Marketing Period and such condition or conditions are capable of being satisfied on or before the End Date); (ii) extend the Offer for successive periods of 10 business days each (or such longer period of up to 20 business days per extension if Comtech desires and TCS consents in writing prior to such extension) if all of the Offer Conditions (other than the Minimum Condition) have been satisfied or have been waived (provided that the Offer does not expire more than three business days following the end of the Marketing Period and Purchaser will not be required to extend the Offer pursuant to this clause on more than two occasions but may do so in its sole and absolute discretion); and (iii) extend the Offer for the minimum period or periods required by applicable law or rules, regulations, interpretations or positions of the SEC or its staff or The NASDAQ Global Market (the “NASDAQ”). There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See Section 4 — “Withdrawal Rights.”
Purchaser expressly reserves the right to make any changes in the terms or conditions to the Offer; provided, however, unless previously approved by TCS in writing, Comtech and Purchaser may not provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act, or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of such changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for at least 10 business days following such change.
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the expiration of the Offer, any of the Offer Conditions have not been satisfied. Under certain circumstances, we may terminate the Merger Agreement and the Offer.
Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act.
Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets as we deem prudent) and by making any appropriate filing with the SEC.
TCS has agreed to provide us with its list of stockholders and security position listings, in each case as of the most recent practicable date, and will provide us with such additional information and such other assistance for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other related documents will be mailed to record holders of Shares whose names appear on TCS’ stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
For purposes of this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday determined under Rule 14d-1(g)(3) promulgated under the Exchange Act and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
2.
Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the later of  (i) the Expiration Date and (ii) the satisfaction or waiver of the Offer Conditions set forth in Section 13 — “Conditions of the Offer.”
In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares, an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares (as defined in Section 3 below) or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See Section 3 — “Procedures for Tendering Shares.”
For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, including if certificates are submitted for more Shares than are tendered, such Shares will be returned or credited to the appropriate account, as applicable. Such unpurchased Shares will be returned or credited (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder promptly following expiration or termination of the Offer. In the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” such Shares will be credited to an account maintained by DTC.
If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.
3.
Procedures for Tendering Shares

Valid Tender of Shares.   Except as set forth below, in order for you to validly tender Shares in the Offer, (i) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares through DTC, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (a) certificates representing Shares tendered must be delivered to the Depositary, (b) the Letter of Transmittal must indicate the tender of Direct Registration Book-Entry Shares or (c) tendered Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (ii) you must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Direct Registration Account.   If you hold your Shares in a direct registration account maintained by TCS’ transfer agent (such shares, “Direct Registration Book-Entry Shares”), in order to validly tender your

Direct Registration Book-Entry Shares, you must deliver the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or you must comply with the guaranteed delivery procedures described below.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, must accompany each delivery of certificates.
Guaranteed Delivery.   A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:
•
a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•
the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation or indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares with respect to all such Shares), together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. For purposes of the Merger Agreement and the Offer, unless otherwise mutually agreed to by TCS and Purchaser, any Shares subject to Notices of Guaranteed Delivery will be deemed not to be validly tendered into the Offer unless and until the Shares underlying such Notices of Guaranteed Delivery are actually delivered in accordance with the terms of the Offer.
The method of delivery of Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents, including delivery through DTC, is at the election and sole risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, we recommend that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
Other Requirements.   Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares (including those tendered pursuant to the guaranteed delivery procedures described above), (ii) a Letter of Transmittal (or a manually signed photocopy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal. In addition, if the Shares to be tendered are Direct Registration Book-Entry Shares, the Letter of Transmittal must indicate that such Shares are Direct Registration Book-Entry Shares. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares, Letters of Transmittal or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
Binding Agreement.   The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.
Appointment as Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer through DTC, by delivering an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such dividends, distributions, rights, Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of TCS, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares as provided herein, for any meeting of the stockholders of TCS.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Comtech, Purchaser, the Depositary, the Information Agent or any of their respective affiliates or assigns, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) shall be final and binding on all parties, subject to the right of any such party to dispute such interpretation in a court of competent jurisdiction.
4.
Withdrawal Rights

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date, as described in this Section 4. This right to withdraw will not, however, apply to Shares tendered in any subsequent offering period, if one is provided.
If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as discussed above), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.
No withdrawal rights will apply to Shares tendered during a subsequent offering period, if one is provided, and no withdrawal rights will apply during any subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Comtech, Purchaser, the Depositary, the Information Agent or any of their respective affiliates or assigns or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Expiration Date.

5.
Material United States Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. The U.S. federal income tax consequences set forth below are based on current law. Because individual circumstances may differ, each holder should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer and the Merger to such holder, including the application and effect of U.S. federal estate and gift, state, local and other tax laws.
The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of stock options, vesting of other equity awards or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of the alternative minimum tax, the Medicare tax on net investment income, the U.S. federal gift or estate tax, or state, local or foreign taxation.
If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the tax activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of tendering or exchanging Shares pursuant to the Offer or the Merger.
United States Holders
For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:
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a citizen or individual resident of the United States;

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a corporation (or any other entity treated as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if  (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury Regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares have been held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Capital losses may be subject to limits on deductibility.

Non-United States Holders
For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes). In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:
•
the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder’s permanent establishment in the United States), in which event (i) the Non-United States Holder will be subject to U.S. federal income tax in the same manner as if it were a United States Holder (but such Non-United States Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9), and (ii) if the Non-United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

•
the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, in which event the Non-United States Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares, net of applicable U.S. source losses from sales or exchanges of other capital assets recognized during the year; or

•
TCS is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-United States Holder held, directly or indirectly, at any time during the shorter of   (i) the five-year period ending on the date of sale (or, if applicable, the date of the Merger) and (ii) the period during which the Non-United States Holder held such Shares, more than 5% of the Shares and such holder is not eligible for any treaty exemption.

Information Reporting and Backup Withholding
Payments made to a noncorporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.” Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN or W-8BEN-E that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.
Backup withholding is not an additional tax and may be refunded by the Internal Revenue Service to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8.
FIRPTA Withholding on Class B Holders
Payments made to Class B Holders may be subject to withholding of 10% of the gross proceeds payable to such holders pursuant to Section 1445 of the Code (such withholding, commonly referred to as “FIRPTA Withholding”). In order to avoid the imposition of FIRPTA Withholding, Class B Holders may be required to provide properly completed and executed certificates of their non-foreign status in a form that complies with Treasury Regulations Section 1.1445-2(b)(2), or otherwise confirm in an appropriate manner that FIRPTA Withholding is not applicable. See Instruction 12 of the Letter of Transmittal for detailed instructions. Class B Holders are urged to consult their own tax advisors as to the particular consequences of FIRPTA Withholding to their participation in the Offer or the Merger.

6.
Price Range of Shares; Dividends

According to TCS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”), the Shares are traded on the NASDAQ under the symbol “TSYS.” The following table sets forth, for the periods indicated, the high and low prices per Share on the NASDAQ as reported in the Form 10-K with respect to periods through December 31, 2014 and as reported by published financial sources for periods starting January 1, 2015.
Fiscal Year	High	Low
2013:
First Quarter	$2.65	$2.11
Second Quarter	$2.42	$1.82
Third Quarter	$3.21	$2.31
Fourth Quarter	$2.59	$2.10
2014:
First Quarter	$2.50	$2.08
Second Quarter	$3.47	$2.16
Third Quarter	$3.59	$2.75
Fourth Quarter	$3.26	$2.72
2015:
First Quarter	$2.79	$3.94
Second Quarter	$3.03	$3.86
Third Quarter	$3.20	$4.24
Fourth Quarter (through December 4, 2015)	$4.96	$3.41
On November 20, 2015, the last full trading day prior to the execution of the Merger Agreement, the reported closing sales price per Share on the NASDAQ was $4.39 per Share. On December 4, 2015, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NASDAQ was $4.95 per Share. Stockholders are urged to obtain a current market quotation for the Shares.
Purchaser has been advised that TCS has never declared or paid any cash dividends. Under the terms of the Merger Agreement, TCS is not permitted to declare, set aside or pay any dividend or make any distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities without the prior written consent of Comtech. See Section 14 — “Dividends and Other Distributions.”
7.
Possible Effects of the Offer; NASDAQ Listing; Exchange Act Registration

Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following closing of the Offer.
Stock Quotation.   The Shares are currently listed on the NASDAQ. Immediately following closing of the Merger, the Shares will no longer meet the requirements for continued listing on the NASDAQ because the only stockholder will be Comtech. The NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger we intend to cause the surviving corporation to delist the Shares from the NASDAQ.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of TCS to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by TCS to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to TCS, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of   “affiliates” of TCS and persons holding “restricted securities” of TCS to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend to cause TCS to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If the registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.
8.
Certain Information Concerning TCS

The following description of TCS and its business has been taken from the Form 10-K and is qualified in its entirety by reference to such report.
TCS.   TCS is a Maryland corporation with principal executive offices located at 275 West Street, Annapolis, Maryland 21401. TCS’ telephone number at such address is (410) 263-7616.
TCS develops and delivers highly reliable and secure wireless communication technology, the development of which has led to ownership of 388 patents and about 300 patent applications as of December 31, 2014. TCS delivers cellular network computing services that include public safety solutions for 9-1-1 call delivery, precision location platforms, and applications that include navigation, locator applications and text messaging, as well as secure wireless communications systems and professional services, including cybersecurity operations and training. Customers use TCS’ “mobile cloud” software functionality through connections to and from network operations centers, paying TCS monthly fees based on the number of subscribers, cell sites, call center circuit, or other metrics. TCS conducts business with the U.S. federal government as a prime contractor under major technology contract vehicles, as well as state, local and foreign government entities. In addition to incorporation of TCS’ inventions in its deliverables, TCS monetizes its intellectual property portfolio via patent sales and licensing.
Available Information.   TCS is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning TCS’ business, capital structure, operating results, financial condition, directors and officers (including their remuneration and stock options, and restricted stock granted to them), the principal holders of TCS securities, any material interests of such persons in transactions with TCS, and other matters is required to be disclosed in proxy statements and periodic reports distributed to TCS stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1 (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as TCS, who file electronically with the SEC. The address of that site is http://www.sec.gov.
Sources of Information.   Except as otherwise set forth herein, the information concerning TCS contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including the Form 10-K, and other public sources. The information concerning TCS taken or derived from such documents and records is qualified in its entirety by reference to TCS’ public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any material misstatements or omissions, none of Comtech, Purchaser, the Information Agent, the Depositary or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning TCS contained in such documents and records or for any failure by TCS to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.
Certain Information Concerning Purchaser and Comtech

Purchaser.   Purchaser is a Maryland corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is a direct, wholly owned subsidiary of Comtech. The principal executive offices of Purchaser are located at 68 South Service Road, Suite 230, Melville, New York 11747 and Purchaser’s telephone number at such principal executive offices is (631) 962-7000.
Comtech.   Comtech is a Delaware corporation. Its shares are listed on the NASDAQ under the symbol “CMTL”. Comtech designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. Comtech conducts its business through three complementary segments: telecommunications transmission; RF microwave amplifiers; and mobile data communications. Comtech sells its products to a diverse customer base in the global commercial and government communications markets. Comtech believes it is a leader in most of the market segments that it serves. The principal executive offices of Comtech are located at 68 South Service Road, Suite 230, Melville, New York 11747 and Comtech’s telephone number at such principal executive offices is (631) 962-7000.
Additional Information.   The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of Comtech and the members of the board of directors and the executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.
None of Comtech, Purchaser or, to the knowledge of Comtech or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.
Except as set forth elsewhere in this Offer to Purchase: (i) none of Comtech, Purchaser or, to the knowledge of Comtech or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of Comtech, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of TCS, (ii) none of Comtech, Purchaser or, to the knowledge of Comtech or Purchaser after reasonable inquiry, any of the persons referred to in clause (i) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of TCS during the past 60 days, (iii) none of Comtech, Purchaser, their subsidiaries or, to the knowledge of Comtech or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of TCS (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (iv) in the past two years, except as previously disclosed in TCS’ filings with the SEC, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of Comtech, Purchaser, their subsidiaries or, to the knowledge of Comtech or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and TCS or any of its executive officers, directors or affiliates, on the other hand, and (v) in the past two years, there have been no negotiations, transactions or material contacts between any of Comtech, Purchaser, their subsidiaries or, to the knowledge of Comtech or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and TCS or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of TCS securities, an election of TCS directors or a sale or other transfer of a material amount of assets of TCS.
We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all issued and outstanding Shares solely for cash, (ii) the Offer is not subject to any financing condition, and (iii) if we consummate the Offer, we will acquire all remaining Shares for the same cash price pursuant to the Merger.

10.
Background of the Offer; Contacts with TCS

Comtech management and the board of directors of Comtech (the “Comtech Board”) regularly consider and evaluate potential transactions that align with Comtech’s businesses, strategic direction and ongoing business development plans.
In March 2015, a representative of Comtech contacted senior management of TCS on an unsolicited basis and suggested that it would be interested in exploring a potential acquisition of TCS. The contact did not result in any substantive discussions between TCS and Comtech.
On July 1, 2015, representatives of Lazard Frères & Co. LLC (“Lazard”), TCS’ financial advisor, contacted Comtech to gauge its interest in pursuing a strategic transaction with TCS and sent Comtech a form of confidentiality and non-disclosure agreement.
On July 13, 2015, Comtech and TCS entered into the Nondisclosure Agreement (as defined below), which contained a negotiated standstill provision.
On July 30, 2015, Lazard provided Comtech with certain information concerning TCS’ business and operations.
On August 27, 2015, Lazard provided Comtech additional information concerning TCS’ business and operations, including financial information.
On August 29, 2015, members of senior management of TCS met with representatives of Comtech. At this meeting, TCS senior management gave a general overview of TCS’ business and operations and discussed the financial information previously provided to Comtech.
On September 9, 2015, Lazard sent Comtech a first-round process letter inviting Comtech to submit a preliminary non-binding expression of interest for the acquisition of TCS. The process letter instructed that proposals were to be submitted by September 24, 2015.
On September 15 and September 16, 2015, Lazard provided Comtech additional financial information concerning TCS.
On September 24, 2015, representatives of Lazard and advisors to the TCS Special Committee held a telephonic meeting with representatives of Comtech regarding the financial information previously provided to Comtech.
On September 25, 2015, Comtech submitted a non-binding preliminary indication of interest which contemplated the acquisition of all of the equity interests of TCS for $4.27 per share in cash. Comtech’s indication of interest was subject to the completion of its due diligence, appropriate access to TCS management and approval of the Comtech Board of the final forms of definitive documentation.
On October 5, 2015, Comtech was granted access to a virtual data room that contained business, financial, regulatory, legal and other information concerning TCS.
During early-October 2015, members of senior management of TCS held telephonic meetings with representatives of Comtech regarding Comtech’s ongoing business, financial, regulatory and legal due diligence.
On October 18, 2015, Lazard sent Comtech a second-round process letter inviting Comtech to submit a final definitive offer for a potential acquisition of TCS. The process letter indicated that a draft merger agreement would be forthcoming and instructed that final offers, including a mark-up of the merger agreement, were to be submitted by November 4, 2015.
On October 25, 2015, Lazard sent a draft merger agreement for the acquisition of TCS to Comtech.
On October 29, 2015, Comtech, through representatives of Lazard, requested meetings with certain members of TCS senior management in order to complete its due diligence. Comtech was advised by representatives of Lazard that at that time Comtech’s existing offer was inadequate and needed to be increased, and that a representative of Lazard or the TCS Special Committee must be present at any such meetings. Comtech advised Lazard that it preferred not to have a representative of Lazard or the TCS Special Committee present at any such meetings.

On November 3, 2015, Comtech, through representatives of Lazard, reiterated its request for private meetings with certain members of TCS senior management in order to complete its due diligence, and that it would not hold any such meetings with representatives of Lazard or the TCS Special Committee present. Comtech also indicated to Lazard that it intended to submit an enhanced offer on November 4, 2015, but that its offer would still be conditioned on its ability to obtain appropriate access to TCS senior management and would reflect the fact that such access had not been granted.
On November 4, 2015, Comtech submitted an enhanced offer for the acquisition of TCS at $4.75 per share, which would be financed with a combination of cash on hand and debt financing, attaching a mark-up of the draft merger agreement that had previously been provided. Comtech’s offer stated that it expected to speak at greater length with TCS management in connection with its offer and ongoing due diligence and requested that TCS enter into an exclusivity agreement with Comtech while the parties worked to finalize the merger agreement.
On November 9, 2015, representatives of Comtech, including Dr. Stanton D. Sloane, Chief Executive Officer and President of Comtech, and TCS met at TCS’ headquarters in Annapolis, Maryland. Representatives of Lazard were also present at the meeting. At this meeting, TCS and Comtech management reviewed TCS’ financial information and business prospects in further detail.
On November 11, 2015, Lazard sent Proskauer Rose LLP (“Proskauer”), Comtech’s outside legal counsel, an issues list prepared by Bryan Cave LLP (“Bryan Cave”), the TCS Special Committee’s outside legal counsel, reflecting the principal concerns of the TCS Special Committee regarding Comtech’s mark-up of the draft merger agreement, and the following day Bryan Cave and Proskauer held a telephone conference to discuss the issues list.
On November 12, 2015, representatives of Lazard contacted representatives of Comtech to discuss the management meeting held earlier that week and to advise Comtech that it would need to increase its offer to acquire TCS. Comtech indicated that based on its due diligence conducted to date and discussions with TCS management held earlier that week, Comtech would expect to raise its offer above $4.75 per share; however, any increased offer would represent Comtech’s best and final offer and would be conditioned on the completion of successful customer calls, receipt of all remaining open due diligence items and the approval of a mutually acceptable definitive merger agreement approved by the Comtech Board.
On November 14, 2015, representatives of Comtech called representatives of Lazard and indicated that it would increase its offer to acquire TCS to $5.00 per share and reiterated that it represented Comtech’s best and final offer and was conditioned on the completion of successful customer calls, receipt of all remaining open due diligence items and the approval of a mutually acceptable definitive merger agreement approved by the Comtech Board. On this call Lazard inquired as to the terms and conditions of Comtech’s debt financing and thereafter Comtech sent Lazard a draft of its debt commitment letter.
On November 16, 2015, Bryan Cave and Proskauer held a telephone conference to discuss the principal concerns of the TCS Special Committee regarding Comtech’s draft commitment letter. Later on November 16, 2015, Bryan Cave sent a revised draft of the merger agreement to Proskauer. Thereafter, through the moment of the execution and delivery of the Merger Agreement, negotiations and the exchange of draft language concerning the terms of the merger continued. Also on November 16, 2015, representatives of Lazard provided Comtech with the remainder of the information regarding TCS that Comtech had previously requested.
From November 19, 2015 to November 22, 2015, Bryan Cave and Proskauer exchanged mark-ups of the merger agreement and discussed and negotiated proposals with respect to items that remained open in the merger agreement, including the need by Comtech’s lender for a marketing period prior to the closing of the potential transaction in order to attempt to syndicate its loan to Comtech at the closing. During that period of time, Lazard (often in conjunction with Bryan Cave) continued its discussions with Comtech and its financial advisor, Citigroup Global Markets Inc. (“Citigroup”) (often in conjunction with Proskauer), regarding various terms and conditions of the merger agreement, Comtech’s debt commitment letter and related matters.
On November 19 and November 20, 2015, representatives of Comtech held numerous due diligence calls with certain TCS customers regarding their ongoing relationships with TCS.

During the morning of November 21, 2015, the Comtech Board held a special meeting, with members of management and representatives of Citigroup and Proskauer present, to update the Comtech Board on the status of negotiations with TCS regarding the merger agreement and to consider approval of the proposed merger agreement. At the meeting, Proskauer summarized the key terms of the Merger Agreement and Commitment Letter (as defined below) for the Comtech Board, and representatives of Citigroup gave an overview of the proposed transaction and discussed its financial terms, all of which had also been reviewed by and discussed among members of the Comtech Board at prior meetings. Following extensive discussions and deliberations, the Comtech Board unanimously approved the Merger Agreement and the Commitment Letter (subject in each case to the resolution of certain minor contractual provisions) and the transactions contemplated thereby, including the Offer and the Merger.
During the night of November 21, 2015 and on November 22, 2015, Bryan Cave and Proskauer discussed the Merger Agreement and resolved the final provisions of the Merger Agreement to the satisfaction of their clients.
On November 22, 2015, Comtech delivered its executed Commitment Letter to TCS and Comtech, Purchaser and the Company executed the Merger Agreement. At 8:00 a.m. Eastern time on November 23, 2015, the parties issued a joint press release announcing the transaction.
On December 7, 2015, Purchaser commenced the Offer. During the Offer period, Comtech and Purchaser intend to have ongoing contacts with TCS and its directors, officers and stockholders.
11.
Purpose of the Offer and Plans for TCS; Merger Agreement and Other Agreements

Purpose of the Offer and Plans for TCS.   The purpose of the Offer and the Merger is for Comtech, through Purchaser, to acquire control of, and the entire equity interest in, TCS. The Offer, as a first step in the acquisition of TCS, is intended to facilitate the acquisition of all the Shares. Pursuant to the Merger under Section 3.106-1 of the MGCL, we will acquire all of the outstanding shares of capital stock of TCS not purchased pursuant to the Offer. Stockholders of TCS who sell their Shares in the Offer will cease to have any equity interest in TCS or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in TCS. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of TCS will not bear the risk of any decrease in the value of TCS.
In accordance with the Merger Agreement, if we accept for payment and pay for at least a majority of the total number of issued and outstanding Shares entitled to vote on the matter in the Offer, the Merger will be effected pursuant to Section 3-106.1 of the MGCL without a vote of TCS’ stockholders. In accordance with Section 3-106.1 of the MGCL, notice of the Offer and the Merger and the transactions contemplated thereby is hereby given by Purchaser (the “Notice”). The Articles of Merger, pursuant to which the Merger will become effective, will be filed with the State Department of Assessments and Taxation of Maryland not earlier than 30 days after the date of this Offer to Purchase.
Comtech is conducting a detailed review of TCS and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of TCS during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of TCS’ business, operations, capitalization and management with a view of optimizing development of TCS’ potential in conjunction with Comtech’s existing businesses. Possible changes could include changes in TCS’ business, corporate structure, charter, bylaws, capitalization, board of directors, management and dividend policy, although, except as disclosed in this Offer to Purchase, Comtech and Purchaser have no current plans with respect to any of such matters.
Except as disclosed in this Offer to Purchase, we do not have any present plans or proposals that would result in an extraordinary corporate transaction involving TCS or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in TCS’ capitalization, corporate structure, business or composition of its management or board of directors.

The Merger Agreement.   The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO that we have filed with the SEC on December 7, 2015 (the “Schedule TO”) and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 — “Certain Information Concerning TCS.”
The Offer.   The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the Offer Conditions described in Section 13 — “Conditions of the Offer” (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the Expiration Date (the “Acceptance Time”).
The Merger Agreement requires us to: (i) extend the Offer for successive periods of up to 10 business days each (or such longer period of up to 20 business days per extension if Comtech desires and TCS consents in writing prior to such extension) if any Offer Conditions (other than the Minimum Condition) have not been satisfied or have not been waived (provided that the Offer does not expire more than three business days following the end of the Marketing Period and such condition or conditions are capable of being satisfied on or before the End Date); (ii) extend the Offer for successive periods of 10 business days each (or such longer period of up to 20 business days per extension if Comtech desires and TCS consents in writing prior to such extension) if all the Offer Conditions (other than the Minimum Condition) have been satisfied or have been waived (provided that the Offer does not expire more than three business days following the end of the Marketing Period and Purchaser will not be required to extend the Offer pursuant to this clause on more than two occasions but may do so in its sole and absolute discretion); and (iii) extend the Offer for the minimum period or periods required by applicable law or rules, regulations, interpretations or positions of the SEC or its staff or the NASDAQ.
We expressly reserve the right to make any changes in the terms or conditions to the Offer; provided, however, unless previously approved by TCS in writing, Comtech and Purchaser may not provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Exchange Act).
Recommendation.   TCS has represented to us in the Merger Agreement that the TCS Board (at a meeting duly called and held), acting upon the unanimous recommendation of the TCS Special Committee, has, by unanimous vote of all of the directors, (a) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby are fair to and in the best interests of TCS and the stockholders of TCS, (b) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby and (c) resolved, upon the terms and subject to the conditions set forth in the Merger Agreement, to recommend that the stockholders of TCS accept the Offer and tender their Shares to Purchaser in the Offer; provided, that such recommendation may be withheld, withdrawn, amended, modified or qualified solely in accordance with the terms of the Merger Agreement.
The Merger.   The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into TCS and TCS will survive the Merger as a wholly owned subsidiary of Comtech. The Merger will be effected under Section 3.106-1 of the MGCL as soon as practicable following consummation of the Offer without any stockholder vote.
Charter, Bylaws, Directors and Officers.   At the Effective Time, the charter of TCS will be amended and restated in its entirety to read in the form attached as Exhibit A to the Merger Agreement and such amended and restated charter will become the charter of the Surviving Corporation. Also at the Effective Time, the bylaws of TCS will be amended and restated in its entirety to read in the form attached as Exhibit B to the Merger Agreement and such amended and restated bylaws will become the bylaws of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time will become the initial directors of the Surviving Corporation and the individuals appointed by Comtech will become the initial officers of the Surviving Corporation.
Conversion of Shares.   Each Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) will be automatically converted into the right to receive $5.00 per Share, net to the holder thereof, subject to reduction by the amount of any applicable withholding taxes, in cash (the “Merger Consideration”) without interest thereon, payable to such holder upon surrender of the certificate formerly representing (or upon book-entry transfer of) such Shares. The Merger Consideration will be appropriately adjusted if between November 22, 2015 and the Effective Time, the number of outstanding Shares is changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, business combination, tender or exchange offer, readjustment or other similar transaction, or a stock dividend or stock distribution thereon is declared with a record date within such period, to provide holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such event. All of the Excluded Shares will be automatically cancelled and will cease to exist, and no cash, stock or other consideration will be paid for such Shares. At the Effective Time, each share of Purchaser’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share.
Treatment of Equity Awards.   The Merger Agreement provides that TCS will take all requisite action so that:
(i)
each option to purchase Shares outstanding immediately prior to the Effective Time, by virtue of the Merger, will be cancelled and converted into the right to receive an amount in cash, if any, without interest and less the amount of any withholding taxes, equal to the product of  (a) the number of Shares underlying such option and (b) an amount equal to (x) the Offer Price less (y) the per share exercise price of such option; and

(ii)
each Share that is subject to forfeiture or other restrictions outstanding immediately prior to the Effective Time, by virtue of the Merger, will be cancelled and converted into the right to receive an amount in cash, without interest and less the amount of any withholding taxes, equal to the product of  (a) the number of Shares underlying such restricted share and (b) the Offer Price; provided that any payments in respect of such restricted shares to which a former holder thereof may be eligible to receive will be earned subject to the same vesting schedule and other vesting terms and conditions which applied to such restricted shares prior to the Effective Time, and such payment shall become payable on the date or dates that such restricted shares would have become vested under the vesting schedule in place immediately prior to the Effective Time.

Representations and Warranties.   In the Merger Agreement, TCS has made customary representations and warranties to Comtech and Purchaser with respect to, among other matters: organization, standing and corporate power; capitalization; subsidiaries; authority; the enforceability of the Merger Agreement; required governmental authorizations; the non-contravention by the Merger Agreement of TCS’ organizational documents and contracts; SEC filings, financial statements and internal controls; the absence of undisclosed liabilities; the absence of certain changes to the business of TCS since January 1, 2015; the absence of a Material Adverse Effect (as defined below) since January 1, 2015; information provided or included in the Schedule TO and other documents relating to the Offer; litigation; material contracts; employee benefit plans; labor and employment matters; taxes; environmental matters; intellectual property; compliance with laws and permits; government contracts; insurance; real and personal property; customers and suppliers; affiliate transactions; takeover laws; the opinion of its financial advisor; and brokers. Each of Comtech and Purchaser has made customary representations and warranties to TCS with respect to, among other matters, organization, standing and corporate power; authority; the enforceability of the Merger Agreement; required governmental authorizations; the non-contravention by the Merger Agreement of their organizational documents and contracts; capitalization and operation of Purchaser; information provided or included in the Schedule 14D-9 and other documents related to the Offer; the absence of litigation relating the Merger Agreement; ownership of Shares; availability of financing and the solvency of Comtech; and brokers.
As defined in the Merger Agreement, and for purposes of the Offer, “Material Adverse Effect” means any changes, conditions, effects, events, occurrences, states of facts or developments, alone or in combination with other changes, conditions, effects, events, occurrences, states of facts or developments (each a “Change”), that (a) have had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of TCS and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement on or prior to the End Date; provided, that for the purposes of clause (a) any Changes attributable to any of the following subclauses will not constitute, and will not be taken into account in determining whether there has been a Material Adverse Effect, to the extent such Changes do not have a materially disproportionate effect on TCS and its subsidiaries taken as a whole relative to other persons in the industry in which TCS and its subsidiaries operate generally in the event of subclauses (i) through (iv) below:
(i)
business or political conditions or conditions generally affecting the industry or segments therein in which TCS and its subsidiaries participate, the U.S. economy as a whole or the capital, credit or financial markets in general or the markets in which TCS and its subsidiaries operate;

(ii)
any change after the date of the Merger Agreement in accounting requirements or principles or in applicable laws or the interpretation or enforcement thereof;

(iii)
any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of the Merger Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement;

(iv)
any earthquakes, hurricanes, floods or other natural disasters, acts of God or force majeure events;

(v)
the execution, delivery, announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement, including (A) the identity of Comtech and (B) the impact thereof on the relationships, contractual or otherwise, of TCS or any of its subsidiaries with its customers, employees or suppliers, or with any other third party;

(vi)
any action taken or statement made by Comtech or its affiliates or their respective representatives;

(vii)
compliance with, or the taking of any action required by, the express terms of the Merger Agreement or approved in advance by Comtech, including any action taken in connection with obtaining regulatory or third party approvals; or

(viii)
the failure of TCS or any of its subsidiaries to meet internal forecasts, budgets or financial projections or any decline in the market price or trading volume of the shares of TCS common stock on the NASDAQ (provided, that the exception in this clause will not prevent or otherwise affect a determination that any adverse Change underlying such failure or decline has resulted in or contributed to a Material Adverse Effect).

The Merger Agreement and the above description thereof have been included to provide TCS stockholders with information regarding the terms of the agreement. They are not intended to provide any other factual information about TCS or Comtech or their respective subsidiaries or affiliates or stockholders. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to TCS stockholders. TCS stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in TCS’ or Comtech’s public disclosures. Accordingly, TCS stockholders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about TCS or Comtech and their respective subsidiaries that the respective companies include in reports, statements and other filings they make with the SEC.

Covenants.   The parties have agreed to a number of customary covenants in the Merger Agreement, including, among others, the covenants described below.
Conduct of Business.   The Merger Agreement obligates TCS and its subsidiaries, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, to conduct its business in all material respects in the ordinary course of business and, to the extent consistent therewith, use its commercially reasonable efforts to preserve substantially intact its current business organization, maintain relationships and goodwill with significant customers, suppliers and distributors and other persons with which it has significant business relations, keep available the services of its current officers and key employees, maintain in effect all material permits pursuant to which TCS or its subsidiaries currently operate and maintain and enforce in all material respects the intellectual property rights possessed by TCS. Without limiting the generality of the foregoing, and subject to certain exceptions, TCS and its subsidiaries may not take any of the following actions without the prior written consent of Comtech (which consent will not be unreasonably withheld, conditioned or delayed):
(i)
(a) split, combine, reclassify, subdivide, exchange, recapitalize or enter into any similar transaction in respect of its capital stock, (b) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities or (c) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its subsidiaries;

(ii)
issue, sell, pledge, transfer, dispose of or encumber or authorize or propose the issuance, sale, pledge, transfer, disposition or encumbrance of any shares of its capital stock or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interests;

(iii)
adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization of TCS or its subsidiaries;

(iv)
amend its organizational documents;

(v)
acquire or dispose (by merger, consolidation, joint venture or acquisition or disposition of stock or other equity interests or of assets or otherwise) of any person or business or division thereof involving the payment of consideration in excess of specified thresholds or merge or consolidate with or into any other person;

(vi)
incur, assume, guarantee or otherwise become liable or responsible for any indebtedness for borrowed money, repay, redeem or repurchase any indebtedness or cancel any material debt or claim owed to TCS or any of its subsidiaries;

(vii)
make any loans or advances to any person in excess of a specified threshold;

(viii)
sell, lease, license or otherwise dispose of any subsidiary or any assets, securities or property with a fair market value in excess of a specified threshold;

(ix)
(a) enter into any contract that contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Merger or the other transactions contemplated by the Merger Agreement, (b) enter into any new material contract, amend any material contract in any material respect, terminate any material contract or grant any release or relinquishment of any material rights under any material contract or (c) enter into, modify, supplement or amend any lease;

(x)
discharge, settle or compromise any litigation, action, suit or other proceeding against TCS or any of its subsidiaries in excess of specified thresholds;

(xi)
materially change its accounting or tax reporting methods, principles or policies, make, change or rescind any material tax election, file any materially amended tax return, settle any material tax claim or assessment, surrender any right to claim a material tax refund, offset or other reduction in tax liability, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, make a request for a written ruling of a taxing authority, or enter into a written and legally binding agreement with a taxing authority;
(xii)
(a) increase by more than a specified amount the amount of base salary or wages payable or to become payable to any employee, executive officer, independent contractor or director of TCS, (b) grant to any of its employees, executive officers, independent contractors or directors any increase in severance or termination pay, (c) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation, (d) enter into, adopt or amend in any material respect any benefit plan, (e) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its employees, executive officers, independent contractors or directors, or (f) pay or provide, or promise to pay or provide, any additional payments (including any tax gross-up or other payment) as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code or otherwise;

(xiii)
hire or terminate (other than for cause) the employment or service of any officer, director or employee (which employee has annual base salary in excess of a specified amount) of TCS or any of its subsidiaries or appoint any person to a position of executive officer or director of TCS or any of its subsidiaries and, to the extent requested by Comtech, TCS is required to consult in good faith with Comtech regarding the renewal or non-renewal of any employment agreement which is subject to renewal or non-renewal prior to the End Date;

(xiv)
sell, license, assign, transfer, abandon or otherwise dispose of, any material intellectual property;

(xv)
incur any capital expenditure or any obligations, liabilities or indebtedness in respect thereof except as set forth in the capital expenditure budget of TCS;

(xvi)
create any subsidiary or enter into any new line of business;

(xvii)
enter into any contract or transaction between TCS or any of its subsidiaries, on the one hand, and any affiliate of TCS or any of its subsidiaries on the other hand;

(xviii)
fail to duly and timely file all material reports and other material documents required to be filed with the NASDAQ, the SEC or any other governmental authority;

(xix)
amend or modify the compensation terms or any other obligations of TCS contained in the engagement letter with its financial advisor in a manner adverse to TCS, any of its subsidiaries or Comtech or engage other financial advisers in connection with the transactions contemplated by the Merger Agreement; or

(xx)
authorize any of, or commit or agree to take any of, the foregoing actions.

No Solicitation.   From the date of the Merger Agreement until the earlier to occur of the date the Merger Agreement is terminated and the Effective Time, TCS agreed that neither it nor any of its subsidiaries nor any of its or their respective directors or officers will, and TCS will use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly, (i) whether publicly or otherwise, solicit, initiate, induce, knowingly encourage or knowingly take any other action designed to facilitate or assist the submission of any proposal, inquiry, indication of interest or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined below) or the consummation thereof, (ii) other than solely to inform any person of the existence of the non-solicitation provisions contained in the Merger Agreement, enter into, conduct, participate, maintain or engage in, or continue to conduct, participate, maintain or engage in, any discussions or negotiations with any person, or take any action with respect to any proposal, inquiry, indication of interest or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iii) furnish to any person (other than Comtech, Purchaser or any of their designees) any non-public information relating to TCS or any of its subsidiaries, or afford to any person (other than Comtech, Purchaser or any of their designees) access to the business, properties, assets, books, records or other information, or to any personnel, of TCS or any of its subsidiaries, in any such case with the intent to encourage, induce, facilitate or assist the making, submission or announcement of any proposal, inquiry, indication of interest or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iv) approve, adopt, declare advisable, endorse or recommend any Acquisition Proposal (except to the extent expressly permitted pursuant to the Merger Agreement), (v) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document, or any contract or commitment contemplating or otherwise providing for or relating to any Acquisition Proposal (other than an acceptable confidentiality agreement in accordance with the Merger Agreement) (an “Alternative Acquisition Agreement”), (vi) take any action to make the provisions of any takeover laws or any anti-takeover provision in TCS’ organizational documents inapplicable to any transactions contemplated by an Acquisition Proposal, or (vii) resolve or agree to any of the foregoing. TCS and its subsidiaries will, and will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal, and are required to terminate access by each such person and its representatives to any online or other data rooms containing any information in respect of TCS or any of its subsidiaries. As soon as practicable following the date of the Merger Agreement, TCS is required to request of each person that previously executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished prior to the date of the Merger Agreement to or for the benefit of such person by or on behalf of TCS or any of its subsidiaries or representatives. From and after the date of the Merger Agreement, TCS and its subsidiaries and their respective officers, directors and employees are required to use their reasonable best efforts to enforce any confidentiality provisions or provisions of similar effect to which the TCS or any of its subsidiaries is a party or of which TCS or any of its subsidiaries is a beneficiary.
The Merger Agreement requires that as promptly as practicable, and in any event within 24 hours, following receipt by TCS, any of its subsidiaries or any of their respective representatives of an Acquisition Proposal or any inquiry or any request for information relating to TCS or any of its subsidiaries or for access to the business, properties, assets, books or records of TCS or any of its subsidiaries that would be reasonably expected to lead to an Acquisition Proposal, TCS will provide Comtech with oral and written notice of  (a) the material terms and conditions of such Acquisition Proposal, inquiry or request (including any financing arrangements), (b) the identity of the person making such Acquisition Proposal, inquiry or request, and (c) a copy of any written materials provided by such person in connection with such Acquisition Proposal, inquiry or request. TCS is required to keep Comtech reasonably informed on a reasonably prompt basis with respect to any material change to the status or details of such Acquisition Proposal, inquiry or request (and in any event within 24 hours following any changes to such Acquisition Proposal, inquiry or request), including by providing copies of any materials received by TCS, any of its subsidiaries or their respective representatives relating to such Acquisition Proposal after written notice of such Acquisition Proposal is delivered to Comtech.
Pursuant to the Merger Agreement, prior to the Acceptance Time, in response to an unsolicited bona fide written Acquisition Proposal made after the date of the Merger Agreement and under circumstances not otherwise involving a breach of the Merger Agreement, TCS may (i) furnish information with respect to TCS and its subsidiaries to the person making such Acquisition Proposal (and its representatives) if such action is taken subject to a confidentiality agreement entered into in accordance with the terms of the Merger Agreement and (ii) to participate in discussions or negotiations with the person making such Acquisition Proposal, if, in either case, the TCS Board, acting upon the recommendation of the TCS Special Committee, determines in good faith, after consultation with its (or the TCS Special Committee’s) financial advisor and outside legal counsel that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law. TCS is required to, prior to or substantially concurrently (and in any event within 24 hours) with the provision of any non-public information of TCS to the person who has made such an Acquisition Proposal, provide such information to Comtech to the extent such information has not previously been provided or made available to Comtech.
“Acquisition Proposal” means any inquiry, proposal, indication of interest or offer, whether in one transaction or a series of related transactions, relating to (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving TCS or any of its subsidiaries, or any tender offer or exchange offer, in any such case, that if consummated would result in any person, directly or indirectly, beneficially owning 20% or more of any class of equity securities of TCS, (ii) a direct or indirect sale, lease, license, mortgage, pledge or other disposition of assets of TCS (including equity interests in subsidiaries) or any of its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of TCS determined on a book-value basis, (iii) any issuance, sale or other disposition, directly or indirectly, to any person of securities representing 20% or more of the total voting power of TCS, or (iv) any combination of the foregoing (other than any such inquiry, proposal, indication of interest or offer made by Comtech, Purchaser or any of their affiliates). For purposes of the Merger Agreement, any inquiry, proposal, indication of interest or offer relating solely to the business of TCS that comprises (A) TCS’ commercial segment, or (B) TCS’ government segment, will constitute an Acquisition Proposal.
“Superior Proposal” means any bona fide written Acquisition Proposal made after the date of the Merger Agreement that did not result from a breach of the Merger Agreement which the TCS Board, acting upon the recommendation of the TCS Special Committee, concludes in good faith (after consultation with its (or the TCS Special Committee’s) financial advisor and outside legal counsel), taking into account all financial, legal, regulatory and other aspects of the Acquisition Proposal and the person making the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any adjustments to the terms and conditions of the Merger Agreement proposed in writing by Comtech and Purchaser in response to such proposal or otherwise, (i) to be more favorable to TCS’ stockholders from a financial point of view than the transactions contemplated by the Merger Agreement and (ii) is reasonably capable of being completed on the terms proposed (provided that for the purpose of this definition, (a) references to “20%” in clauses (i) and (iii) of the definition of Acquisition Proposal will be deemed to be references to “50%” and (b) references to “20%” in clause (ii) of the definition of Acquisition Proposal will be deemed to be references to “60%”).
TCS Board Recommendation.   Subject to the provisions described below, the TCS Board agreed to recommend that the stockholders of TCS accept the Offer and tender their Shares to Purchaser in the Offer. This is referred to as the “TCS Board Recommendation.” Except as otherwise permitted by the Merger Agreement, TCS agreed that neither the TCS Board nor the TCS Special Committee will: (i) withhold, withdraw, amend, modify or qualify (or publicly propose to withhold, withdraw, amend, modify or qualify) in any manner adverse to Comtech or Purchaser, the TCS Board Recommendation; (ii) fail to include the TCS Board Recommendation in the Schedule 14D-9, (iii) approve, adopt, declare advisable, endorse or recommend an Acquisition Proposal or publicly propose to approve, adopt, declare advisable, endorse or recommend an Acquisition Proposal (each of clauses (i), (ii) and (iii), a “TCS Adverse Recommendation Change”); or (iv) cause or permit TCS or any of its subsidiaries to enter into any Alternative Acquisition Agreement; provided that such restrictions will not prohibit the TCS Board from complying with its disclosure obligations under applicable law regarding an Acquisition Proposal, including (a) taking and disclosing to its stockholders a position contemplated in Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act or (b) making any “stop, look and listen” communication to the stockholders of TCS pursuant to Rule 14d-9(f) under the Exchange Act; provided that the taking of any such position or making of any such disclosure will not affect TCS’ and TCS Board’s duties under the Merger Agreement.
Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to the Acceptance Time, (a) in response to the receipt of a Superior Proposal or an Intervening Event (as defined below), the TCS Board is permitted to effect a TCS Adverse Recommendation Change or (b) in response to the receipt of a Superior Proposal, TCS may terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if, in each case all of the following conditions are met:
(i)
a Superior Proposal with respect to TCS has been made and has not been withdrawn or an Intervening Event has occurred;

(ii)
TCS shall have provided to Comtech written notice (a “Notice of Superior Proposal/Intervening Event”) at least five business days prior to effecting such TCS Adverse Recommendation Change or termination of the Merger Agreement, which notice shall state (a) that it has received a Superior Proposal or an Intervening Event has occurred, (b) in the case of a Superior Proposal, the material terms and conditions of such Superior Proposal (including any financing arrangements) and the identity of the person making such Superior Proposal and copies of all materials provided by such person in connection with such Superior Proposal, or, in the case of an Intervening Event, the material facts and circumstances related to such Intervening Event, and (c) that it intends to terminate the Merger Agreement pursuant to the terms of the Merger Agreement or effect a TCS Adverse Recommendation Change; and
(iii)
the TCS Board, acting upon the recommendation of the TCS Special Committee, has concluded in good faith, after consultation with its (or the TCS Special Committee’s) financial advisor and outside legal counsel, that the failure to effect a TCS Adverse Recommendation Change or terminate the Merger Agreement pursuant to its terms would be inconsistent with its fiduciary duties under applicable law.

After delivering a Notice of Superior Proposal/Intervening Event, TCS has agreed to provide Comtech with five business days to make any revisions to the terms of the Merger Agreement, and to consider and negotiate in good faith with Comtech and its representatives such revisions to the terms of the Merger Agreement. The TCS Board may not terminate the Merger Agreement or effect a TCS Adverse Recommendation Change until the expiration of the five business day period and unless and until the TCS Board concludes in good faith, after considering Comtech’s proposed revisions to the terms of the Merger Agreement made in a signed writing or signed email and consultation with its (or the TCS Special Committee’s) financial advisor and outside legal counsel, that the failure to terminate the Merger Agreement or effect a TCS Adverse Recommendation Change would still be inconsistent with its fiduciary duties under applicable law. In the event of any material amendment or modification to any Superior Proposal, TCS will promptly (but in any event within 24 hours of occurrence) notify Comtech of any such amendment or modification and, the TCS Board and its representatives will be required to negotiate in good faith with Comtech regarding any adjustments to the terms and conditions of the Merger Agreement proposed by Comtech in response to such amendment or modification until the later to occur of two business days after the TCS Board provides written notice of such amendment or modification to Comtech and the end of the original five business day period described above. In the event there is a TCS Adverse Recommendation Change made in compliance with the provisions of the Merger Agreement with respect to a Superior Proposal, TCS will only enter into an Alternative Acquisition Agreement with respect thereto by terminating the Merger Agreement and paying Comtech the Company Termination Fee (as defined below).
“Intervening Event” means any change, effect, event, occurrence, state of facts or development that is material to TCS and its subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable by, the TCS Special Committee or the TCS Board, or the material consequences of which were not known or reasonably foreseeable, as of or prior to the date of the Merger Agreement, (ii) becomes known to, or the material consequences thereof become reasonably foreseeable by, the TCS Special Committee or the TCS Board prior to the Acceptance Time and (iii) does not involve or relate to (a) an Acquisition Proposal or (b) any fluctuation in the market price or trading volume of the Shares, in and of itself.
Reasonable Best Efforts.   Each of Comtech, Purchaser and TCS have agreed to use, and to cause their respective affiliates to use their reasonable best efforts to, as promptly as practicable, to: (i) consummate the Offer and the Merger and the other transactions contemplated by the Merger Agreement, (ii) obtain from any governmental authority any consent, approval, authorization, waiver or order required to be obtained or made by any party or any of their respective affiliates and avoid any action by any governmental authority, in each case in connection with the Offer and the Merger and to fulfill the conditions to the transactions contemplated by the Merger Agreement, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement required under applicable law, including the HSR Act and any other applicable antitrust laws, in each case in connection with the Offer and the Merger and to fulfill the conditions to the transactions contemplated by the Merger Agreement, and (iv) to the extent requested by Comtech, obtain all necessary or appropriate consents, waivers and approvals and make all necessary or appropriate notifications under any contracts of TCS and its subsidiaries, in each case in connection with the Offer and the Merger.
Comtech and TCS will each request early termination of the waiting period provided for in the HSR Act. Comtech and TCS will, and will cause their respective affiliates to, coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other antitrust laws as promptly as practicable and in any event before the End Date. In connection with any investigation or other inquiry, Comtech and TCS will, and will cause their respective affiliates to, unless prohibited by applicable law or a governmental authority, (i) keep the other party promptly informed of any communication received by such party or any of its affiliates from any governmental authority regarding any of the transactions contemplated by the Merger Agreement, and (ii) provide outside counsel for the other party with a reasonable opportunity to (a) review in advance any proposed communication by such party or its affiliates with any governmental authority, (b) consult with the other party prior to any meeting or conference with any governmental authority, and (c) attend and participate in such meetings or conferences. Without the prior written consent of the other party, Comtech and TCS will not, and will not permit their respective affiliates to consent or agree to extend the waiting period under the HSR Act or enter into any agreement with any governmental authority with respect to the transactions contemplated by the Merger Agreement.
Comtech and TCS will, and will cause their respective affiliates to, use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, to resolve such objections, if any, as any governmental authority may assert under the HSR Act or any other antitrust laws with respect to the transactions contemplated by the Merger Agreement, and to avoid or eliminate each and every impediment and avoid the institution of any action under any such law that may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement, in each case so as to enable the Offer and the Merger to occur as promptly as possible and in any event before the End Date, to ensure that no governmental authority enters any order or establishes any law preliminarily or permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement, or to ensure that no governmental authority with the authority to authorize or approve such consummation fails to do so as promptly as practicable and in any event before the End Date; provided, however, that, notwithstanding anything to the contrary contained in the Merger Agreement, no such remedy will be (i) required unless contingent upon the occurrence of the Merger, (ii) proposed, agreed to or effected by TCS or its subsidiaries without the prior written consent of Comtech or (iii) required to be agreed to by Comtech or its affiliates if such remedy would have a material adverse effect on the business, results of operations or financial condition of  (A) TCS and its subsidiaries (taken as a whole) or (B) Comtech and its subsidiaries (taken as a whole, after giving effect to the Merger).
Both Comtech and TCS have agreed, on behalf of themselves and their respective affiliates, that, between the date of the Merger Agreement and the earlier of the termination or expiration of the applicable waiting period under the HSR Act or the termination of the Merger Agreement in accordance with its terms, neither Comtech nor TCS will, and neither Comtech nor TCS will permit their respective affiliates to, enter into any binding agreement or any letter of intent (whether or not binding) for any acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of, or commence any tender offer for, any ownership interest or assets of any person if such ownership interest or assets would reasonably be expected to materially delay or materially and adversely affect Comtech’s ability to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act as promptly as practicable and in any event before the End Date.
Comtech and TCS agreed to make, and to cause their respective affiliates to make, any necessary filings under the HSR Act and any other antitrust laws no later than 10 business days after the date of the Merger Agreement. Comtech and TCS are required to, and are required to cause their respective affiliates to, comply at the earliest practicable date with any request under the HSR Act or any other antitrust laws to provide information, documents or other materials requested by any governmental authority.
Notification of Certain Matters.   TCS has agreed to give Comtech prompt notice upon becoming aware of any representation, warranty or covenant of TCS that has become untrue or inaccurate in any material respect, or the failure of TCS to comply with or satisfy in any material respect any covenant, condition or agreement that would reasonably be expected to cause any of the conditions to the obligations of Comtech and Purchaser to consummate the Offer or the Merger to not be satisfied. Comtech has similarly agreed to give TCS prompt notice after obtaining knowledge of any breach by Comtech of a representation, warranty or covenant that would reasonably be expected to prevent the consummation of the transactions contemplated by the Merger Agreement from occurring on or prior to the End Date.

Public Announcements.   Except with respect to any TCS Adverse Recommendation Change or any public statement made thereafter, Comtech and TCS have agreed not to make any press release or other public statement regarding the Merger Agreement or the transactions contemplated thereby without first consulting with the other, except as such party may reasonably conclude may be required by applicable law, court process or pursuant to any listing agreement with any national securities exchange or national securities quotation system.
Employee Matters.   Pursuant to the terms of the Merger Agreement, for a period commencing as of the Effective Time and ending on December 31, 2016 (or, if earlier, the date of termination of the applicable Continuing Employee (as defined below)), each employee of TCS and its subsidiaries who remains in the active employment of the Surviving Corporation and its subsidiaries (the “Continuing Employees”) will receive (i) an annual rate of salary or wages and annual incentive opportunities (excluding equity or equity-based compensation or incentive opportunities) that are, in each case, substantially comparable in the aggregate to those provided by Comtech to its similarly situated employees in the same or comparable geographic locations, and (ii) employee benefits (excluding equity or equity-based compensation or incentive opportunities) that are substantially comparable to the employee benefits provided by Comtech to its similarly situated employees in the same or comparable geographic locations.
With respect to each employee benefit plan in which any Continuing Employee participates, for purposes of determining eligibility to participate, vesting and entitlement to benefits, Comtech will cause the Surviving Corporation to recognize the service of each Continuing Employee with TCS or its subsidiaries (as well as service with any predecessor employer of TCS or its subsidiaries to the extent service with such predecessor employer is recognized by TCS or its subsidiaries) as if such service had been performed with Comtech with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Time for all purposes under such plans or programs except with regard to benefit accrual purposes under any defined benefit retirement plan of any type or eligibility to participate in or vesting under any equity or equity-based compensation plans, except, in each case, to the extent such treatment would result in duplicative benefits or require recognition of service under a newly established plan for which service is not taken into account for employees of Comtech.
With respect to any welfare plan maintained by Comtech in which Continuing Employees are eligible to participate after the Effective Time, Comtech will, and will cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and limitations, exclusions, actively-at-work requirements, waiting periods and any other restriction that would prevent immediate or full participation under any welfare benefit plan maintained by the Surviving Corporation with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans or comparable welfare plans maintained by TCS prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the same plan year in which the Effective Time occurs in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under the relevant welfare benefit plan in which Continuing Employees participate from and after the Effective Time, as if there had been a single continuous employer, to the extent credited under the welfare plans maintained by TCS prior to the Effective Time.
Unless otherwise requested by Comtech at least 10 days prior to the closing of the Merger, TCS will terminate any and all benefit plans intended to qualify under Section 401(a) of the Code, effective not later than the day immediately preceding the closing of the Merger, in which case Continuing Employees will be eligible to participate in a tax qualified plan intended to satisfy Section 401(k) of the Code that is sponsored and maintained by Comtech or its affiliate, and such Continuing Employees will be credited with eligibility service and vesting service for all periods of service with TCS or any other entity to the extent so credited with such service under the applicable TCS plan.
Notwithstanding the foregoing, nothing in the Merger Agreement is to be construed as requiring Comtech or the Surviving Corporation to continue any specific benefit plans or compensation, retention or employment arrangements or to continue the employment of any specific person, and nothing contained in the Merger Agreement will prevent Comtech, the Surviving Corporation or any of their affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any TCS benefit plans in accordance with their terms, subject to complying with the terms of the Merger Agreement.

Indemnification, Exculpation and Insurance.   The Merger Agreement provides for certain indemnification and insurance rights in favor of TCS’ current and former directors or officers, who we refer to as “indemnified parties.” Specifically, all rights to exculpation, indemnification advance and reimbursement of expenses provided to the indemnified parties, under TCS’ charter, bylaws or other indemnification agreements, with respect to acts or omissions arising prior to or at the Effective Time, will continue in full force and effect for six years following the Effective Time.
For a period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Comtech has agreed to maintain directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each person covered by TCS’ existing directors’ and officers’ liability insurance with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as TCS’ existing policies. However, Comtech is not required after the Effective Time to pay annual premiums in excess of 300% of the last annual premium for TCS’ existing policies, but in such case will purchase as much coverage as may be purchased for such amount.
If, following the Effective Time, Comtech or the Surviving Corporation or any of its successors or assigns merges into or consolidates with another entity and is not the surviving corporation or transfers or conveys substantially all its assets, provision will be made so that the successors or assigns of Comtech or the Surviving Corporation assume the insurance and indemnification obligations described above.
Exemption from Liability under Section 16(b).   TCS has agreed to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by the Merger Agreement by each person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to TCS to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Stockholder Litigation.   Each of the parties has agreed to promptly notify the other parties in writing of any litigation arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, that is brought, or, to the knowledge of such party, threatened in writing, against such party and/or its directors or officers, and has agreed to keep the other party reasonably informed regarding any such litigation. Except in any action where the parties may be adverse to the other party, each party agreed to give, and has the opportunity to participate in (but not control) the defense or settlement of any such litigation. TCS is not permitted to settle any such litigation without the prior written consent of Comtech (which will not be unreasonably withheld, conditioned or delayed).
State Takeover Laws.   If any state anti-takeover or other similar law is or becomes applicable to the Offer, the Merger or any other transactions contemplated by the Merger Agreement or the Tender and Support Agreements, TCS, Comtech and Purchaser and their respective boards of directors will grant all such approvals and take such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act reasonably to eliminate or minimize the effect of such law on such transactions.
Access to Information.   Subject to certain exceptions, prior to the earlier of the Effective Time and the termination of the Merger Agreement (and upon reasonable notice), TCS and its subsidiaries will provide Comtech and its representatives reasonable access at reasonable times, to the officers, employees, books and records, properties and contracts of TCS and its subsidiaries, and to the extent permitted by applicable law, reasonably provide any financial and operating data, customer billing and other data files for the purpose of system integration and testing as well as compensation and payroll data files for the purpose of payroll system integration and testing with respect to employees of TCS and its subsidiaries, and other information regarding the assets, properties or business of TCS and its subsidiaries as Comtech may from time to time reasonably request.
Cooperation.   TCS has agreed to use reasonable best efforts to provide to Comtech, at Comtech’s sole expense, all cooperation reasonably requested by Comtech that is customary and necessary in connection with arranging, obtaining and syndicating Comtech’s debt in connection with the transactions contemplated by the Merger Agreement.
Financing.   Comtech has agreed in the Merger Agreement to use reasonable best efforts to obtain and consummate the debt financing on the terms and conditions described in the Commitment Letter (as defined below). If the debt financing contemplated by the Commitment Letter expires, is terminated or otherwise becomes unavailable, Comtech is required to use reasonable best efforts to obtain alternate financing in an amount sufficient to pay all amounts required to be paid in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable.
Stock Exchange Delisting.   TCS has agreed to cooperate with Comtech and to use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ in connection with delisting the Shares from the NASDAQ and deregistering the Shares under the Exchange Act, as promptly as practicable after the Effective Time.
Payoff Letter.   No later than three business days prior to the date the Merger is consummated, TCS is required to deliver to Comtech a payoff letter from the administrative agent under TCS’ senior secured credit facility, as amended on April 30, 2015, with Silicon Valley Bank and the other lenders party thereto, in form and substance reasonably satisfactory to Comtech.
Convertible Notes.   On the date the Merger is consummated, TCS has agreed to (i) deliver or cause to be delivered written notice to the trustee under the Indenture, dated as of May 7, 2013, between TCS and the Bank of New York Mellon Trust Company, N.A. (the “Indenture”) of TCS’ election to redeem all of the 7.75% convertible notes due 2018 issued by TCS pursuant to the terms of the Indenture 30 days after the date that the Merger is consummated and (ii) to take such actions required to be taken by the Indenture in order to satisfy and discharge TCS’ obligation thereunder; provided that Comtech or Purchaser has provided funds to TCS in an amount sufficient to pay, or otherwise pay on behalf of TCS, the amount requested to redeem all of the Convertible Notes, together with all prepayment, redemption or similar fees that may be payable in connection therewith.
Termination.   The Merger Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time and the Merger may be abandoned at any time prior to the Effective Time as follows:
(i)
by mutual written consent of Comtech and TCS;

(ii)
by either Comtech or TCS if (a) the Acceptance Time has not occurred on or before the End Date, or (b) if any governmental authority of competent jurisdiction, located in the United States or in another jurisdiction outside of the United States in which TCS or any of its subsidiaries, or Parent or any of its subsidiaries engage in material business activities, shall have enacted, entered, promulgated or enforced any order or law permanently enjoining, restraining, prohibiting or making illegal the acceptance for payment of, or payment for, Shares pursuant to the Offer or the consummation of the Merger (which in either case has become final and non-appealable); provided, that the right to so terminate the Merger Agreement will not be available to any party whose breach or failure to perform or comply with any obligation under the Merger Agreement resulted in or was a proximate cause of  (1) the issuance of any such order, or (2) the failure of the Acceptance Time to occur on or before the End Date;

(iii)
by TCS, prior to the Acceptance Time, in the event that (a) TCS is not then in material breach of the Merger Agreement, (b) Comtech and/or Purchaser shall have violated or breached any of their respective covenants, representations or warranties under the Merger Agreement, which would, or would reasonably be expected to, prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement from occurring on or prior to the End Date, and (c) such violation or breach described in clause (b) is not capable of being cured by the End Date or if curable, is not cured by the 30th day following TCS’ delivery of written notice to Comtech of such violation or breach;

(iv)
by Comtech, prior to the Acceptance Time, in the event that (a) Comtech and Purchaser are not then in material breach of the Merger Agreement, (b) TCS shall have violated or breached any of its covenants, representations or warranties under the Merger Agreement, which would, or would reasonably be expected to, give rise to the failure of the Offer Conditions, and (c) such violation or breach described in clause (b) is not capable of being cured by the End Date or if curable, is not cured by the 30th day following Comtech’s delivery of written notice to TCS of such violation or breach (a “TCS Breach Termination”);

(v)
by TCS, prior to the Acceptance Time, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, provided that substantially concurrent with the termination of the Merger Agreement, TCS enters into an Alternative Acquisition Agreement providing for a Superior Proposal and concurrently with such termination, TCS pays Comtech the Company Termination Fee (an “Alternative Transaction Termination”); or

(vi)
by Comtech, prior to the Acceptance Time, in the event that (a) the TCS Board shall have effected a TCS Adverse Recommendation Change or (b) TCS Board fails to publicly recommend against any Acquisition Proposal or fails to reaffirm (publicly, if so requested by Comtech or Purchaser) the TCS Board Recommendation, in each case, within 10 business days of the written request of Comtech to do so; provided, that Comtech and Purchaser, collectively may make only one such request with respect to any such Acquisition Proposal and each material modification thereto, and three such requests in the aggregate (a “TCS Board Termination”).

Effect of Termination and Termination Fees.   If the Merger Agreement is terminated, the Merger Agreement will be null and void and of no effect (other than the Nondisclosure Agreement (as defined below) and certain other specified provisions in the Merger Agreement) and, subject to the payment of certain termination fees described below, there will be no liability or obligation on the part of Comtech, Purchaser or TCS or their respective directors, officers, members, managers, employees, agents or representatives; provided that no party will be relieved from any liability or damages resulting from any fraud or willful and material breach of the Merger Agreement that occurs prior to or in connection with such termination.
Company Termination Fee.   In the event that the Merger Agreement is terminated by Comtech due to a TCS Board Termination or by TCS due to an Alternative Transaction Termination, then TCS shall pay, or cause to be paid, to Comtech, $10,200,000 (the “Company Termination Fee”) as promptly as practicable (in any event, on or before the third business day) following the date of such termination (in the case of a TCS Board Termination) or concurrently with such termination (in the case of an Alternative Transaction Termination).
In the event the Merger Agreement is terminated by Comtech or TCS due to the Acceptance Time not occurring before the End Date (subject to certain limited exceptions) or by Comtech due to a TCS Breach Termination, and, in any such case, following the date of the Merger Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn prior to termination of the Merger Agreement and within 12 months following such termination, TCS enters into a definitive agreement with respect to any Competing Acquisition Transaction (as defined below) that is thereafter consummated, TCS shall pay, or cause to be paid, to Comtech, the Company Termination Fee prior to or concurrently with the consummation of such transaction.
A “Competing Acquisition Transaction” has the same meaning as an “Acquisition Transaction” except that all references therein to “20%” shall be deemed to be references to “50%”.
Expenses.   All fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
Nondisclosure Agreement.   Prior to entering into the Merger Agreement, Comtech and TCS entered into a Confidentiality and Non-Disclosure Agreement, dated as of July 13, 2015 (the “Nondisclosure Agreement”). As a condition to being furnished confidential information of TCS, Comtech agreed, among other things, to keep such confidential information confidential and to use it only for specified purposes. The Nondisclosure Agreement also contains a customary “standstill” provision that became inapplicable upon execution of the Merger Agreement. Under the Merger Agreement, the other provisions of the Nondisclosure Agreement remain in full force and effect in accordance with its terms. This summary of the Nondisclosure Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Nondisclosure Agreement, which is filed as Exhibit (d)(4) to the Schedule TO and is incorporated herein by reference.
Tender and Support Agreements.   Concurrently with the execution of the Merger Agreement, Comtech, Purchaser, TCS and each of Maurice B. Tosé, the Chairman, Chief Executive Officer and President of TCS, and Jon B. Kutler, a director of TCS, in their capacity as record or beneficial owners of

Shares, as applicable, entered into Tender and Support Agreements (together, the “Tender and Support Agreements”). The outstanding Shares subject to the Tender and Support Agreements represented, as of December 3, 2015, approximately 12.8% of the total outstanding Shares. Pursuant to the Tender and Support Agreements, each of the individuals agreed, among other things, subject to the termination of their respective Tender and Support Agreement, to (i) tender in the Offer all Shares held of record or beneficially owned or thereafter acquired by them, as applicable in accordance with the terms of their Tender and Support Agreements, (ii) vote such Shares against any Acquisition Proposal or any other proposal made in opposition to the adoption of the Merger Agreement and against any agreement, amendment of the organizational documents of TCS or other action or transaction, in each case, that is intended to, or that could reasonably be expected to prevent or impede, interfere with or materially delay the consummation of the Offer or Merger, (iii) appoint Comtech as their proxy to vote such Shares accordingly, (iv) subject to certain exceptions, not otherwise transfer any of their Shares, (v) waive and not exercise or assert any dissenters, appraisal or similar rights in connection with the Merger, and (vi) not take certain other actions inconsistent with their obligations under the applicable Tender and Support Agreement. The Tender and Support Agreements will terminate upon the earliest to occur of  (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, (c) the date on which the TCS Board makes a TCS Adverse Recommendation Change by majority vote, without counting the vote of the stockholder that is party to the applicable Tender and Support Agreement, (d) the mutual written consent of all the parties to the applicable Tender and Support Agreement and (e) the date that is 18 months following the date of the Tender and Support Agreements. This summary of the Tender and Support Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Tender and Support Agreements, which are filed as Exhibits (d)(2) and (d)(3) to the Schedule TO and are incorporated herein by reference.
Teaming Agreements.   On each of March 25, 2010, May 18, 2011 and April 9, 2013, a Comtech subsidiary, Comtech Systems, Inc. (“CSI”), entered into separate teaming agreements with TCS (collectively, and as thereafter amended, supplemented or modified, the “Teaming Agreements”). The Teaming Agreements relate to the “WWSS IDIQ” contract vehicle and Global Tactical Advanced Communication Systems (GTACS) Programs, each of which is a multiple award contract vehicle (together, the “Programs”), including the manufacture and sale of short range troposcatter communications equipment relating thereto (specifically “SIPR/NIPR Access Point (SNAP) VSAT” terminals and other related equipment). The purpose of the Teaming Agreements is to establish a teaming relationship between the parties to offer the United States government a combination of capabilities to achieve optimum performance, cost and delivery for the requirements of the applicable Program, which includes the joint preparation of proposals in response to the solicitation and for the work to be performed under a resultant contract with the United States government or one of its affiliates, which may be implemented by one or more of the following means: (i) task orders under the contracts for either Program; (ii) other contract vehicle opportunities; or (iii) separate open market transactions. CSI serves as the subcontractor under each Teaming Agreement and has agreed to provide, among other things, certain technical, management and pricing proposals for services in support of TCS’ proposed performance of projects in respect of each Program.
This summary of the Teaming Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Teaming Agreements, which are filed as Exhibits (d)(5), (d)(6) and (d)(7) to the Schedule TO and are incorporated herein by reference.
12.
Source and Amount of Funds

Comtech, the parent company of Purchaser, will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger. We estimate that the total amount of funds necessary to purchase all issued and outstanding Shares and other equity-based interests of TCS pursuant to the Offer and the Merger will be approximately $339.7 million. The Offer is not conditioned upon any financing arrangements.
Comtech intends to finance the acquisition of Shares in the Offer and Merger with a combination of cash on hand and the proceeds from a loan facility in the amount of up to $400.0 million.

In addition, in connection with the Merger Agreement, on November 22, 2015, Comtech entered into a commitment letter (the “Commitment Letter”) with Citibank, N.A. and its affiliates (the “Commitment Parties”), pursuant to which, among other things, the Commitment Parties have committed to provide Comtech with a loan facility in the amount of up to $400.0 million to finance, in part, the acquisition of TCS (the “Financing”). The Commitment Parties’ commitment to provide the Financing is subject to various conditions, including (i) consummation of the Merger in accordance with the Merger Agreement, (ii) the negotiation and execution of definitive documentation consistent with the Commitment Letter, (iii) delivery of certain audited, unaudited and pro forma financial statements, (iv) the absence of a material adverse effect on TCS, (v) the accuracy of specified representations and warranties of TCS in the Merger Agreement and specified representations and warranties of Comtech to be set forth in the definitive loan documents, and (vi) other customary closing conditions.
This summary of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Commitment Letter, which is filed as Exhibit (b) to the Schedule TO and is incorporated herein by reference.
13.
Conditions of the Offer

For the purposes of this Section 13, capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1 promulgated under the Exchange Act, pay for any validly tendered Shares if  (a) the Minimum Condition or the Termination Condition shall not have been satisfied at the Expiration Date, (b) any applicable waiting period (including any extension thereof) under the HSR Act with respect to the Offer or the Merger has not expired or been terminated at or prior to the Expiration Date or (c) any of the following conditions exist or has occurred and is continuing at the Expiration Date:
(i)
any governmental authority of competent jurisdiction, located in the United States or in another jurisdiction outside of the United States in which TCS or any of its subsidiaries, or Comtech or any of its subsidiaries, engage in material business activities, shall have enacted, entered, promulgated or enforced any Order (whether temporary, preliminary or permanent) or Law which is in effect that prohibits, declares unlawful, enjoins or otherwise prevents the consummation of the Offer or the Merger or any of the transactions contemplated by the Merger Agreement;

(ii)
(a) the representations and warranties of TCS contained in Sections 3.01 (Organization, Standing and Corporate Power) (solely as it relates to the due incorporation and valid existence of the Company), 3.02 (Authority) and Section 3.04(b) and (d) (Capitalization) of the Merger Agreement shall not be true and correct in all material respects as of the date of the Merger Agreement and as of immediately prior to the expiration of the Offer as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (b) the representations and warranties of TCS contained in Section 3.04(a) and (c) (Capitalization) of the Merger Agreement shall not be true and correct in all but de minimis respects as of the date of the Merger Agreement and as of immediately prior to the expiration of the Offer as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (c) the representation and warranty of TCS contained in the last sentence of Section 3.09 (No Material Adverse Effect) of the Merger Agreement shall not be true and correct in all respects as of the date of the Merger Agreement and as of immediately prior to the expiration of the Offer as though made as of such time and (d) any other representations and warranties of TCS contained in the Merger Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of the Merger Agreement and as of immediately prior to the expiration of the Offer as though made as of such time (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in the case of this clause (d), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)
TCS shall have failed to perform, or comply with, in all material respects all obligations required to be performed by or complied with by it under the Merger Agreement at or prior to the expiration of the Offer;

(iv)
Comtech shall not have received a certificate signed by an executive officer of TCS certifying that none of the conditions specified set forth in paragraphs (ii) and (iii) of this Section 13 — “Conditions of the Offer” have occurred; or

(v)
two business days (or such fewer number of business days that remain between the end of the Marketing Period and the End Date) shall not have passed after completion of the Marketing Period.

The foregoing conditions, other than the Minimum Condition and the Termination Condition, are for the sole benefit of Comtech and Purchaser, may be asserted by Comtech or Purchaser regardless of the circumstances giving rise to such condition and may be waived by Comtech or Purchaser in whole or in part at any time and from time to time in the sole and absolute discretion of Comtech or Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Comtech or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
14.
Dividends and Other Distributions

The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, TCS is not permitted to declare, set aside, or pay any dividend or distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities without the prior written consent of Comtech. See Section 11 — “Purpose of the Offer and Plans for TCS; Merger Agreement and Other Agreements — The Merger Agreement — Conduct of Business.”
15.
Certain Legal Matters

General.   Except as otherwise set forth in this Offer to Purchase, based on our review of TCS’ publicly available SEC filings and other information regarding TCS, we are not aware of any governmental licenses or regulatory permits that appear to be material to the business of TCS and that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by us pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to TCS or our business or that certain parts of TCS or our business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 — “Conditions of the Offer.”
Antitrust Compliance.   Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Form”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (“Antitrust Division”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.
Under the HSR Act and the rules and regulations promulgated thereunder, the purchase of Shares in the Offer cannot be completed until the expiration of a 15 calendar day waiting period following the filing by Comtech, as the ultimate parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Comtech filed the Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of the Shares in the Offer and the Merger on December 7, 2015. The required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the 15th calendar day following the date such filing occurred unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”) prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a Second Request, the waiting period with respect to the Offer and the Merger would be extended until 10 calendar days following the date of substantial compliance by Comtech with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the closing of the transaction could be stayed only by a court or administrative order. Comtech also may agree with the FTC or the Antitrust Division that it will not close the transaction for a certain amount of time in order to allow the completion of its antitrust review. Complying with a Second Request can take a significant period of time. Although TCS is required to file certain information and documentary materials with the FTC and the Antitrust Division in connection with the Offer, neither TCS’ failure to make those filings nor a Second Request or Civil Investigative Demand issued to TCS from the FTC or the Antitrust Division will extend the waiting periods with respect to the purchase of Shares in the Offer and the Merger. The Merger will not require an additional filing under the HSR Act if Comtech owns at least 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.
The FTC and the Antitrust Division will consider the legality under the antitrust laws of Purchaser’s proposed acquisition of TCS. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Comtech, Purchaser, TCS, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. Although Purchaser and Comtech believe that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13 — “Conditions of the Offer.”
State Takeover Laws.   TCS is incorporated under the laws of the State of Maryland and is governed by the MGCL and its charter and bylaws.
Business Combinations.   Under the MGCL, certain “business combinations” between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer, issuance or reclassification of equity securities. An interested stockholder is defined as: (i) any person who beneficially owns directly or indirectly 10% or more of the voting power of the corporation’s outstanding voting stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner directly or indirectly of 10% or more of the voting power of the then outstanding voting stock of the corporation.
A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder or an affiliate of an interested stockholder that was not exempted from the operation of the statute prior to the person becoming an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single class; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or which are held by an affiliate or associate of the interested stockholder. These super-majority voting requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. The TCS Board has approved the Offer and the Merger, and the business combination act will not apply to the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger.)
Control Shares Acquisitions.   The MGCL provides that a holder of  “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock of the corporation in which the acquirer, officers of the corporation or directors who are employees of the corporation are entitled to exercise or direct the exercise of voting power in the election of directors are excluded from shares entitled to vote on the matter. Except as otherwise specified in Title 3, Subtitle 7, a “control share acquisition” means the acquisition of control shares. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is entitled to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a “control share acquisition,” upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of such demand to consider the voting rights of the shares.
If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any special meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition.
The control shares acquisition act does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation by a provision adopted at any time before the acquisition of the shares.
TCS has amended its bylaws to exempt from the provisions of control shares acquisition statute any acquisition of shares of TCS by Maurice B. Tosé pursuant to or in connection with the transactions contemplated by the Merger Agreement. Prior to the Effective Time, the Company will further amend its bylaws to exempt from the provisions of Title 3, Subtitle 7 any acquisition of any shares of TCS by any person or entity pursuant to or in connection with the transactions contemplated by the Merger Agreement.
A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.
TCS, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13 — “Conditions of the Offer.”
Appraisal Rights.   No appraisal rights are available to the holders of Shares in connection with the Offer or the Merger. Pursuant to the Merger Agreement, each Share outstanding immediately prior to the effective time of the Merger will be converted automatically into the right to receive the Merger Consideration.
“Going Private” Transactions.   Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if  (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share pursuant to the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Comtech nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.
16.
Fees and Expenses

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for fees and reasonable out-of-pocket expenses, including indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.
Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, TCS has filed the Schedule 14D-9 (including exhibits) in accordance with the Exchange Act setting forth its recommendation and furnishing certain additional related information. The Schedule TO and the Schedule 14D-9, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning TCS” — “Available Information.”
No person has been authorized to give any information or make any representation on behalf of Purchaser or Comtech not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of Comtech, Purchaser, TCS, the Information Agent or the Depositary or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Comtech, Purchaser, TCS or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
Neither the Offer, nor this Offer to Purchase, nor the Letter of Transmittal, nor the Notice of Guaranteed Delivery constitutes a solicitation of proxies for any meeting of TCS stockholders. Any such solicitation that we or any of our affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
Typhoon Acquisition Corp.
December 7, 2015

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF COMTECH AND PURCHASER
Comtech
Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Comtech. Except as otherwise noted, positions specified are positions with Comtech. All of the individuals listed below are citizens of the United States of America.
Comtech Board of Directors
Name	Address	Principal Occupation or Employment
Dr. Stanton D. Sloane	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Chief Executive Officer and President (2015 − current)
Former President and Chief Executive Officer of Decision Sciences International Corporation (2011 − 2015)
Former President and Chief Executive Officer of SRA International, Inc. (2007 − 2011)
Fred Kornberg	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Executive Chairman (2015) Chief Executive Officer and President (1976 − 2014)
Edwin Kantor	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Chairman, S2K Partners LLC (2012 − current) Former Vice Chairman of Investment Banking at Cantor Fitzgerald & Co. (2009 − 2012)
Ira S. Kaplan	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Former President and Chief Operating Officer of EDO Corporation (1998 − 2000)
Robert G. Paul	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Former Group President, Base Station Subsystems, for Andrew Corporation (2003 − 2004)
Lawrence J. Waldman	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Advisor and Former Partner-in-Charge of Commercial Audit Practice Development for Long Island at EisnerAmper LLP (2012 − current)
Former Partner-in-Charge of Commercial Audit Practice Development for Holtz Rubenstein Reminick, LLP (2006 − 2011)

Name	Address	Principal Occupation or Employment
Comtech Officers
Dr. Stanton D. Sloane	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Chief Executive Officer and President (2015 − current)
Former President and Chief Executive Officer of Decision Sciences International Corporation (2011 − 2015)
Former President and Chief Executive Officer of SRA International, Inc. (2007 − 2011)
Fred Kornberg	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Executive Chairman (2015) Chief Executive Officer and President (1976 − 2014)
Michael D. Porcelain	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Senior Vice President and Chief Financial Officer (2006 − current)
Richard L. Burt	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Senior Vice President, President of Comtech Systems, Inc. (1998 − current)
John Branscum	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Senior Vice President, President of Comtech EF Data Corp. (2015 − current) President of Xicom Technology, Inc. (2009 − current)

Purchaser
Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Except as otherwise noted, positions specified are positions with Comtech. All of the individuals listed below are citizens of the United States of America.
Purchaser Board of Directors
Name	Address	Principal Occupation or Employment
Dr. Stanton D. Sloane	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Chief Executive Officer and President (2015 − current)
Former President and Chief Executive Officer of Decision Sciences International Corporation (2011 − 2015)
Former President and Chief Executive Officer of SRA International, Inc. (2007 − 2011)
Michael D. Porcelain	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Senior Vice President and Chief Financial Officer (2006 − current)
Patrick O’Gara	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Vice President of Tax and Secretary (2005 − current)
Purchaser Executive Officers
Name	Address	Principal Occupation or Employment
Dr. Stanton D. Sloane	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Chief Executive Officer and President (2015 − current)
Former President and Chief Executive Officer of Decision Sciences International Corporation (2011 − 2015)
Former President and Chief Executive Officer of SRA International, Inc. (2007 − 2011)
Michael D. Porcelain	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Senior Vice President and Chief Financial Officer (2006 − current)
Patrick O’Gara	Comtech Telecommunications Corp. 68 South Service Road, Suite 230, Melville, NY 11747	Vice President of Tax and Secretary (2005 − current)